                                                Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-131101


                                   PROSPECTUS

                                   15,950,000

                             Shares of Common Stock

                                 EDENTIFY, INC.

Securityholders of Edentify, Inc. named under the caption "Selling Stockholders" may offer and sell up to 15,950,000 shares of our common stock. Of the shares offered approximately 13,950,000 shares will be issued in the future pursuant to warrants and convertible debentures presently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol EDFY.OB. On September 29, 2006, the price of the Common Stock was $0.68 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 4 before you decide to purchase any common stock.

                 The date of this Prospectus is October 6, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permit

                                TABLE OF CONTENTS

                                                                         Page
                                                                      ----------
Risk Factors.......................................................        5
Forward Looking Information Statement..............................        8
Use of Proceeds....................................................        9
Determination of Offering Price....................................        9
Capitalization.....................................................        9
Selling Securityholders............................................       10
Plan of Distribution...............................................       10
Legal Proceedings..................................................       12
Directors, Executive Officers, Promoters and Control Persons.......       12
Security Ownership of Certain Beneficial Owners and Management.....       14
Description of Securities..........................................       15
Experts and Counsel................................................       17
Description of Our Business........................................       17
Managements Discussion and Analysis of Financial Condition and
Results of Operations..............................................       21
Selected Financial Information.....................................       26
Property...........................................................       31
Certain Relationships and Related Transactions.....................       31
Market for Securities and Related Stockholder Matters..............       31
Executive Compensation.............................................       32
Financial Statements                                                  F-1 - F-35
Change in Certifying Accountants...................................       33

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Summary Information.

     Our Company (fka Budgethotels Networks, Inc.) entered into an agreement dated as of March 31, 2005 to acquire all of the outstanding capital stock of Edentify Inc., a privately-held Delaware corporation. The consideration consisted of $150,000 paid by Edentify to Budget (and assigned to Info Center Inc., a subsidiary of Budget) in exchange for the issuance of shares of common stock of Budget to Terrence De Franco, the sole Edentify Shareholder and his nominees (including those parties identified under the heading "Selling Securityholders") such that, in the aggregate, they would hold 88.2% of the outstanding common stock of Budget.

     Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, a public company traded on the Over-the-Counter Bulletin Board, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting form a reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

     The acquisition, which was entered into to further the business of Edentify, both by consolidating the intellectual property and providing ownership of the greater access to capital to fund development of products resulted in the owners and management of Edentify having effective operating control of the combined entity after the Acquisition, with the existing Budget shareholders continuing as only minority shareholders.

     Edentify presently develops and deploys data analysis technology-based solutions for the prevention of identity theft and fraud.

     The securities being registered for resale in this Prospectus consist of common stock of the Company issued and issuable upon Conversion of Senior Secured Convertible Debentures and upon exercise of warrants offered by the Company in a series of financings more fully described in the section titled "Description of Securities" below.

     The Company's principal offices are located at 74 W. Broad St., Suite 350, Bethlehem, Pennsylvania 18018. Our main telephone number is (610) 814-6830 and our Company's website is www.edentify.us.

                                  RISK FACTORS

The following risk factors identify important factors that could cause our actual result to differ materially from those projected in the forward-looking statements made in this report. These risk factors make the offering speculative or risky. The risk factors listed are the material risks we believe investors should consider when deciding to invest in our business:

WE HAVE NOT YET COMMENCED SIGNIFICANT OPERATIONS AND MAY CONTINUE TO INCUR SUBSTANTIAL LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

      Significant operations have not yet commenced. As of December 31, 2005, the Company had $556 in earned revenue and our accumulated deficit was approximately $3,905,866. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. The timing of the deployment and integration of our data analysis Solutions depends heavily on the time and resources available from our customers and delays caused thereby may impact the timing of our receipt of revenue. We give any assurance that we will ever achieve significant revenues from product sales or become profitable. We require, and will continue to require, the commitment of substantial financial and personnel resources to develop, market and sell our products. The cost of obtaining outside financing to continue operations is very costly. We cannot give any assurance that our product development, marketing and selling efforts will be successfully completed or be profitable.

WE MAY REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

      The development, marketing and sales of our products will require the commitment of substantial resources to bring software products to market. As of December 31, 2005, we had approximately $1,242,225 in cash and cash equivalents and short-term investments (including $127,000 in restricted cash). These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we may need to raise additional funds through additional equity or debt financing or from other sources in order to successfully develop, market and sell our software products. Additional debt financing will be very costly and additional equity financing may substantially dilute existing shareholders. Moreover there can be no assurances that we will be able to raise adequate funds, and this may have a material adverse effect on our ability to develop, market and sell our products and to continue operations.

OUR CONVERTIBLE DEBENTURES MAY BE CONSTRUED TO BE IN DEFAULT AS A RESULT OF THE DELAY IN THE EFFECTIVENESS OF OUR REGISTRATION STATEMENT.

     All of our convertible preferred debentures issued to date contain, as a condition of default, that our registration statement become effective within 180 days from the closing date on the offering in which they were acquired by investors. In the event we would not have been able to obtain a waiver and we were to be found to be in default, as would only be finally determined judicially, the liability would potentially be approximately $7.5 million. We believe that the determination as to whether a default existed or currently exists could be made only judicially and would be influenced by the timing of the issuance of certain series of the debentures in conjunction with the fact of the reorganization whereby we acquired Budgethotels Network, Inc. in a reverse-acquisition. In addition, we believe we would have certain legal defenses available to us in the event that a judicial determination was made that we were in default as a result of our inability to have our registration statement effective pursuant to this provision of the debentures. None of our investors has, to date, provided us with any indication that they would enforce this provision and we have obtained written waivers dated as of September 1, 2006 from all such affected investors in respect of past and present enforcement of this provision and further waiving any and all payments in respect thereof including any liquidated damages, as well as an agreement not to seek any enforcement indefinitely from the date of the waiver. As a result, we believe, and our auditors at the time of our most recent audit agreed with this conclusion, that no contingent liability is necessary to be recognized on our financials for this possible default.


WE HAVE RELATIONSHIPS WITH KEY VENDORS WHO HAVE PERMISSIBLE USE OF DATA WITHOUT WHICH WE CANNOT PROVIDE OUR SERVICES.

      The services and products we provide to customers require the use of large amounts of data for analysis purposes. Each score result that we generate for a customer on any one identity requires a scan of billions of records and it is important that we maintain relationships with certain key data providers and technology solution providers in the industry that are an integral part of our solutions. Given regulation of use of consumer data, the number of vendors with permissible use of such data in accordance with current federal and state privacy laws and regulations. Although they are reasonably interchangeable and replacement of a current Key Vendor with a competitor would not impact the quality of our product or services, the investment of time and financial resources necessary to do such replacement would significantly impact our ability to generate sales and in the interim, would suspend our ability to generate sales.

OUR DATA CENTER IS CONTROLLED BY SEISINT, A KEY VENDOR WHO PROVIDES HOSTING SERVICES FOR OUR DATA CENTER AND WE MAY NOT BE ABLE TO CONTROL SECURITY BREACHES OF CLIENT DATA.

     The services and products be provide for our customers requires an automated analysis of individual identity information in a secure data center. We have contracted with a vendor, Seisint, who maintains data center on our behalf on a contract basis and is responsible for maintaining the data center in adherence with the highest security standards. Although this vendor maintains a similar data center on behalf of itself and other customers, there is no guarantee that they will not be susceptible to breaches of security, which could greatly impact the relations we have with our customers. We do, however, have confidentiality covenants and an unrestricted indemnification from Seisint in respect to any failure by Seisint to comply with applicable law and its use of confidential information related to our customers to mitigate this risk. See also "Material Agreements," p-18 below.

OUR PARTNERING AGREEMENT WITH TRILEGIANT (AFFINION) PROVISION THAT MAY INHIBIT ACQUISITION OFFERS BY COMPETITORS OF TRILEGIANT.

     The Marketing Agreement we are a party to with Trilegiant requires that, upon receiving an acquisition offer from a competitor of Trilegiant, we are required to give Trilegiant notice of the offer and the opportunity to tender its own offer to acquire us within 20 days of our filing of an 8-K announcing the initial offer. We do not believe that this right will significantly impact acquisition offers as it is limited to offers by competitors of Trilegiant only, and is extant for 20 days, even if such offer were made by a Trilegiant competitor, which is well within the time period that is customarily afforded for due diligence.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE.

     Based on our business and industry, we expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

          - our ability to attract new customers at a steady rate and maintain customer satisfaction,

          -    the ability to manage a long and unpredictable sales cycle,

          -    the demand for the products and services we intend to market,

          - the amount and timing of capital expenditures and other costs relating to the expansion of our operations,

          - the introduction of new or enhanced services by us or our competitors, and

          - economic conditions specific to the Technology, Internet, e-commerce or all or a portion of the technology market.

OPERATING IN A HIGHLY COMPETITIVE INDUSTRY, WE DEPEND UPON THE ABILITY OF OUR CURRENT BUSINESS PLAN TO REMAIN COMPETITIVE.

     The software industry is highly competitive, and has few barriers to entry. Although there are few competitors who offer the same or similar services of the type we offer, we can provide no assurance that additional competitors will not enter markets that we intend to serve, particularly since the identity fraud detection and prevention industry is one that is burgeoning and critical to current needs in the financial industry as influenced by regulatory agencies and present -day commerce.

     We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

          -    the timing and market acceptance of our business model,

          -    our competitors' ability to gain market control,

          -    the success of our marketing efforts,

          - using current relations to extend all business sales and marketing,

          - consumer dissatisfaction with, or problems caused by, the performance of our products and solutions, and

          -    changes in government regulation of use of consumer data.

WITH PRESENT COMPANY SIZE, OUR STRATEGIC PLANNING, FINANCING, AND TECHNICAL EXPENSE IS CONCENTRATED AND WE DEPEND ON CERTAIN KEY EMPLOYEES TO CONTINUE OPERATIONS.

     Our future performance will depend significantly on the continued service and performance of our director and Chief Executive Officer, Terrence DeFranco our Chief Operating Officer, Thomas Harkins and our Senior V.P. of Technology, Christopher williams. Although we have employment agreements with each of the foregoing, the loss of the services of any of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our products and services.

AS WE EXPAND OUR OPERATIONS, WE MAY NEED THE SERVICES OF A FULLTIME CHIEF FINANCIAL OFFICER, OTHERWISE IT MAY LEAD TO DIFFICULTY IN COMPLYING WITH APPLICABLE REGULATIONS

      We presently rely on the services of an independent contractor who is a certified public accountant, in conjunction with our Controller, who is a fulltime employee to ensure that our financials accurately recorded, processed, summarized and reported within the time periods specified by U.S. Securities and Exchange Commission rules and regulations. As we expand our operations, we may need the services of a fulltime Chief Financial Officer. If we are not able to retain a fulltime Chief Financial Officer for any reason, it will become much more difficult for us to comply with the applicable securities regulations.

WE MUST CONTINUE TO ATTRACT, TRAIN, MOTIVATE AND RETAIN PERSONNEL WITH TECHNICAL EXPERTISE AND WITH EXPERIENCE IN THE REGULATED USE OF CONSUMER DATA.

      In order to be successful, especially given the highly competitive nature of our industry, we must attract, train, motivate and retain highly qualified personnel skilled in technology and the regulated use of consumer information, particularly in the areas of sales and marketing. Because the competition for qualified employees is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. If we fail to attract, train and retain key personnel, we may experience delays in marketing and commercialization of our products and services.

BECAUSE OUR PRODUCTS RELY ON TECHNOLOGY THAT WE OWN, OUR BUSINESS WILL SUFFER IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THAT TECHNOLOGY AGAINST INFRINGEMENT BY COMPETITORS.

     To protect our intellectual property rights, we rely on a combination of copyright and trade secret laws and restrictions on disclosure. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our technology and solutions. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary results as fully as in the United States. If we fail to protect our intellectual property from infringement, other companies may use our intellectual property to offer competitive products at lower prices. If we fail to compete effectively against these companies, we could lose customers and experience a decline in sales of our solutions and revenues.

EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST POTENTIAL INFRINGEMENT BY OTHERS AS WELL AS DEFENDING OUR INTELLECTUAL PROPERTY FROM POTENTIAL INFRINGEMENT CLAIMS BY OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION.

     Although we are not currently involved in any intellectual property litigation, we may become party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability or invalidate our ownership rights in the technology used in our solutions. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business.

     Any potential intellectual property litigation could also force us to do one or more of the following:

          - stop using the challenged intellectual property or selling our products or services that incorporate it

          - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable

          - redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products

If we must take any of the foregoing actions, we may be unable to sell our solutions, which would substantially reduce our revenues.

WE MUST DEVELOP, PRODUCE AND ESTABLISH NEW PRODUCTS AND SERVICES THAT KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, ALL OF WHICH MAY REQUIRE TREMENDOUS AND ADAPTABLE INTELLECTUAL CAPITAL AND RAPID, LARGE-SCALE INVESTMENT THAT MAY NOT BE READILY AVAILABLE.

     The market for Internet services, business-to-business e-commerce, and risk management solutions is characterized by rapid technological changes, frequent software changes, frequent new products and service introductions and evolving industry standards. The introduction of services embodying new processes and technologies and the emergence of new industry standards can rapidly render existing services obsolete and unmarketable. Our success in adjusting to rapid technological change will depend on our ability to:

          - develop and introduce new products and services some of which may be very expensive or untried that keep pace with technological developments and emerging industry standards;

          - address the increasingly sophisticated and varied needs of customers;

          -    retain and train highly-technical personnel; and

          -    possibly acquire companies with new technology.

Due to inadequate technical expertise, insufficient finances or other reasons, we may be unable to accomplish these tasks. Such failure would have a material adverse effect on our operating results and financial condition.

THE MARKET PRICE OF OUR COMPANY STOCK HAS BEEN VOLATILE AND SUCH VOLATILITY MAY INCREASE.

     The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

          -    quarter-to-quarter variations in operating results,

          -    adverse news announcements; and

          -    the introduction of new products and services.

     For the 12-month period ended December 31, 2005, the price of our common stock has ranged from $0.31 to $2.08 per share on a Post-Reverse-Split basis. We expect the price of our common stock to remain volatile. The average daily trading volume of our common stock varies significantly. Our relatively low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices and a more active market may never develop.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in our business and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

WE WILL CONTINUE INCUR INCREASED COSTS RESULTING FROM ADDITIONAL FEDERAL, STATE AND MARKETPLACE REGULATION THAT MAY, AT THE TIME OF THE IMPLEMENTATION, BE A SIGNIFICANT PERCENTAGE IN RELATION TO OUR REVENUE.

     As a public company, we will continue to incur significant legal, accounting and other expenses. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules implemented by the Securities and Exchange Commission and NASDAQ including but not limited to the enforcement of Section 404 of the Sarbanes-Oxley Act and the implementation of more stringent controls and procedures over the Company's operations in order to remain in compliance therewith. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities such as quarterly year-end closing of books more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

THE REGULATORY ENVIRONMENT FOR COMPANIES THAT PROCESS CONSUMER IDENTITY INFORMATION MAY CREATE ADDITIONAL COSTS THAT MAY IMPACT OUR ABILITY TO GENERATE REVENUE

     Because of the importance of protecting privacy and the ever increasing regulatory restrictions placed on use (and re-use) of the date that we utilize in processing our solutions, as well as the continual changes in such restrictions, it is difficult to predict how such changes or additional restrictions may impact our operating costs. These costs include, among others, legal and administrative costs as well as additional or increased fees to license the use of information as a result of sources of such information becoming more limited as a result of regulatory restrictions. At present, the management of such costs is permits Commercially viable operations as contemplated by our management. There is no assurance, however, that dramatic or unexpected changes in such costs may not impact our ability to generate profit or even permit our operations to generate revenue. Management is constantly vigilant with respect to remaining current with respect to changes in law and regulations that affect our business.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All forward-looking statements, which may be contained in this registration statement, are made as of the date that such statements are originally published or made, and we undertake no obligation to update any such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act,
Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.

Use of Proceeds

     We will not receive any proceeds from the sale of shares owned by the selling stockholders but may receive proceeds upon exercise of the warrants which will be utilized for working capital.

Determination of Offering Price

     The Offering price was determined by taking the average of the bid and offer prices for the Company's common stock as reported on the Over-the-Counter Bulletin Board on January 12, 2006.

Capitalization

                              Capitalization Table

                                                                   A/o December 31,
                                                                          2005
                                                                   -----------------
DEBT AND STOCKHOLDERS' EQUITY
Short-Term Debt:
   Note Payable due Sept. 2, 2006 (Prime rate - 7.0% as of
      Dec. 31, 2005)                                                  $   127,000
   10% Note Payable due on March 31, 2006                                 260,000
   8% Convertible Debenture due Dec. 31, 2006, net of discount        $   150,000
                                                                      -----------
Total short-term debt                                                 $   537,000

Convertible Debentures:
   8% Convertible Debenture due April 21, 2007, net of discount           200,000
   6% Convertible Debenture due August 29, 2007, net of discount          166,667
   6% Convertible Debenture due Dec. 10, 2007, net of discount             43,750
                                                                      -----------
Total long-term debt                                                  $   410,417

Stockholders' equity:
Common stock, $0.001 par value; 50,000,000 shares authorized;
   24,851,425 shares issued and outstanding                           $    24,851
Additional paid-in capital                                              8,459,289
Accumulated deficit during development stage                           (3,905,866)
                                                                      -----------
Total stockholders' equity                                            $ 4,578,274
                                                                      -----------
Total Capitalization                                                  $ 6,282,227
                                                                      -----------

Selling Security Holders

Set forth below is a description of the transactions pursuant to which securities were issued to the selling stockholders as well as additional information.

Included in the number of shares of the selling stockholders are shares issuable (or issued) upon conversion of warrants and convertible debentures as of June 30, 2006.

The selling stockholders acquired or will acquire (upon conversion and/or exercise) the shares of common stock that are being registered as part of the December, 2004, April, 2005 (both assumed from Edentify, Inc., Delaware as part of the acquisition of Budgethotels Network, Inc.), August, 2005 and December, 2005 issuances of securities in private placements, each of which offering consisted of the issuance of senior debentures convertible into shares of common stock of the Company and warrants to receive shares of common stock of the Company. See further the section titled "Description of Securities" (Convertible Debentures) below. The transaction in which each selling stockholder participated is indicated in the table below by way of footnote.

With the exception of Bridges & Pipes, Busihdo Capital, and Gamma Capital Opportunity Fund, L.P., which were investors in the private company, Edentify, Inc. prior to the acquisition of Budgethotels Network, Inc. (see "Certain Relationships and Related Party Transactions" below), there is no prior material relationship between the other selling stockholders and the Company.


The following table contains information concerning the beneficial ownership of our common stock by the selling stockholders. The table assumes all of the shares being offered will be sold and unless otherwise described these shareholders do not own any additional shares of our common stock. Because the selling stockholders may sell all, some or none of the shares that it holds, the actual number of shares that will be sold by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders have not sold, transferred or otherwise disposed of any their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. None of selling shareholders is an affiliate of a broker-dealer. Each of the sellers of the securities hereunder have represented to the Company that at the time of their purchase they had no agreement or understanding directly or indirectly with any person, to distribute the securities. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

Identity of                                              Shares Offered        % Owned
Stockholder or Group Name                                      (1)(2)        Post-offering
-------------------------                                --------------      -------------
Bridges & Pipes, LLC (4)(B)                                   625,000            2.2 %
Bushido Capital Master Fund, L.P. (5)(A)(B)(C)              5,962,500            4.99%(8)
Gamma Capital Opportunity Fund, L.P. Class A (6)(A)(C)      2,000,000            1.75%(8)
Gamma Capital Opportunity Fund, L.P. Class C (6)(B)(C)      3,562,500            3.14%(8)
Janis KalnAjs (D)                                             200,000              (3)
Nina Kuper (D)                                                200,000              (3)
Dr. Michael LaSalle (D)                                       200,000              (3)
Ralph Sutcliffe (D)                                         1,200,000            4.2 %
Whalehaven Capital (7)(D)                                   2,000,000            4.99%(8)

(1) Shares issued or issuable in connection with securities acquired in our convertible debenture stock private placement. These include shares subject to warrants.

(2) No shareholder was the beneficial owner of any shares of common stock except those being offered for resale in this Registration Statement.

(3)  less than 1%.

(4) David Fuchs, Director exercises voting and/or investment power for this entity.

(5) Christopher Rossman, Managing Director exercises voting and/or investment power for this entity.

(6) Jonathan P. Knight, President & Director exercises voting and/or investment power for this entity.

(7) Evan Schemenauer, Director exercises voting and/or investment power for this entity.

(8) Both the Convertible debenture and warrant contain provisions that prohibit conversion or exercise if, upon such conversion or exercise the purchases would own greater than 4.99% of the outstanding shares of our common stock. Because of this prohibition these holders do not own 5% or more of our common stock.

(A) December, 2004 offering (Closing Date and Securities Issued as of December 31, 2004) The material terms are described in the Section titled "Description of Securities" under the subheading "Convertible Debentures", p-16 below.

(B)  April, 2005 offering (Closing Date and Securities Issued as of April 21,
     2005) The material terms are described in the Section titled "Description of Securities" under the subheading "Convertible Debentures", p-16 below.

(C)  August, 2005 offering (Closing Date and Securities Issued as of August 29,
     2005) The material terms are described in the Section titled "Description of Securities" under the subheading "Convertible Debentures", p-16 below.

(D) December, 2005 offering (Closing Date and Securities Issued as of December 10, 2005) The material terms are described in the Section titled "Description of Securities" under the subheading "Convertible Debentures", P-16 below.

Plan of Distribution

     Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus, subject however to Rule 145 which states that the holding period begins anew as of the date of the acquisition that resulted in the securities becoming public securities.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NADSR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Legal Proceedings

     There are no existing or threatened legal proceedings involving the Company or our subsidiaries.

Directors, Executive Officers, Promoters and Control Persons

                                   MANAGEMENT

The current officers and directors of the Company are as follows:

NAME                 AGE                      POSITION
----                 ---                      --------
Terrence DeFranco     39   Chairman, Chief Executive Officer, Director
Thomas J. Harkins     48   Chief Operating Officer
Kenneth R. Vennera    39   Chief Legal Officer/General Counsel, Secretary
Michael Preston       60   Director
Eric Gertler          43   Director
Mark C. Gelnaw        48   Director

Terrence M. DeFranco
Chairman and Chief Executive Officer

Terrence DeFranco is currently (and has been since August, 2004) the Chairman, Chief Executive Officer and founder of Edentify, Inc. Prior to founding Edentify, Inc., from 2002 through 2004, Mr. DeFranco was Chairman and CEO of Titan International Partners, a merchant banking and research firm focused on providing corporate and strategic advisory services and equity and debt financing to small-cap and middle market companies.

His background is primarily in the area of corporate finance, previously serving from 1999 to 2002 as head of investment banking for Baird, Patrick & Co., Inc., a 50-year old NYSE Member firm and head of investment banking and founding partner of Burlington Securities Corp., a New York based investment banking and institutional equity trading firm.

Mr. DeFranco began his career on Wall Street in 1991 with PaineWebber, Inc., now UBS PaineWebber. Mr. DeFranco has been an active principal investor, senior manager and advisor to many early-stage companies and has extensive experience in dealing with issues related to the management and operations of small public companies. Mr. DeFranco is a graduate of the University of North Carolina at Chapel Hill with a BA in Economics, has completed coursework toward the Masters in Business Administration and Economic Crime and Fraud Management at Utica College in New York, home of the Economic Crime Institute, and is an Associate Member of the Association of Certified Fraud Examiners.


Thomas J. Harkins
Chief Operating Officer

During the four years prior to his employment with Edentify, Inc. as Chief Operating Officer (which commenced in July, 2005), Mr. Harkins was the Vice President of Security and Risk Management at MasterCard International, Inc., an international credit card company.

While at MasterCard International, Inc., Mr. Harkins developed and implemented the global Risk Assessment Management Program to improve member profitability and decreased fraud losses. This program defined key metrics, established stretch improvement standards and outlined change initiatives to drive results. It is recognized as an industry benchmark. Prior to his promotion to Vice President at MasterCard International, Mr. Harkins held the positions of Finance and Risk Management Officer and Director of Risk Management.

Mr. Harkins began his career at Citibank, N.A. with a series of assignments involving finance, risk management and marketing. Mr. Harkins is a graduate of Fordham University with a BS in Finance and Economics and is a prior Board Member of the National Foundation for Consumer Credit.


Kenneth R. Vennera
Chief Legal Officer/General Counsel

Mr. Vennera has been General Counsel to the firm since January of 2006. He has been a practicing attorney since 1994 and is admitted to the bar in Pennsylvania, New Jersey, Washington, DC and New York. He holds a Juris Doctor degree from Widener University School of Law, 1994, where he was a Research Editor for the Delaware Journal of Corporate Law and a member of the Moot Court Honor Society. He also holds a Master of Laws in Taxation from Villanova School of Law, 1997. Mr. Vennera graduated from the Wharton School of the University of Pennsylvania with a Bachelor of Science degree in Economics in 1989.

Prior to joining the Company, from 2004 through January, 2006, Mr. Vennera was a senior associate with the law firm of Flamm, Boroff & Bacine, P.C. in Blue Bell, Pennsylvania Mr. Vennera was a senior associate with the law firm of Hunt & Ayres, LLP in Philadelphia, Pennsylvania from 2003 to 2004. Prior to this, from 2000 through 2002, Mr. Vennera was a senior associate with Reed Smith, LLP in the Corporate and Securities Department of their Manhattan office. Mr. Vennera also worked for PricewaterhouseCoopers in their Tax Consulting Department prior to joining ReedSmith.


Michael D. Preston
Director

Mr. Preston is and has been, since 1994, a principal of Alberdale & Co., a corporate finance company regulated by the Financial Services Authority in the United Kingdom, Chief Executive Officer of Image Innovations Holdings, Inc., a publicly-traded sports and entertainment art and collectibles business in the USA (since March, 2005) and a Director of Phosphagenics Limited, a biotechnology company whose shares are traded on the Australian and UK stock markets (since November, 2004).

Prior to becoming a principal of Alberdale, Mr. Preston held senior management positions with several middle market and small capitalization companies, of several of which he was a founder, with particular focus on corporate strategy and finance. Mr. Preston became a Fellow of the Institute of Chartered Accountants in England and Wales while employed at PriceWaterhouse & Co. in England. Additionally, Mr. Preston is a graduate of Oxford University.

Eric J. Gertler
Director

Mr. Gertler has been the Chief Executive Officer of BlackBook Media Corporation since March of 2004, the publisher of BlackBook Magazine and the BlackBook List guides to New York, Los Angeles, San Francisco and Miami and is the Managing Partner of EJG Enterprises, a consulting firm to media companies and banks in the area of privacy and individual personal security.

Mr. Gertler is the author of Prying Eyes: Protect Your Privacy From Those That Sell To You, Snoop on You, and Steal from You, July 2004, The Random House
Information Group. Previously, from         through 2004, Mr. Gertler served as
President and Chief Executive Officer of Privista, a credit management and identity theft protection company, and was President of U.S. News & World Report, Fast Company, and The Atlantic Monthly.

Mr. Gertler is a graduate of Brown University with an AB in International Relations and Economics, received a graduate degree in Political Science from Institut D'Etudes Politiques, Paris, France, received a graduate law degree in international law from La Sorbonne, Universite de Paris, Paris, France and received a JD from American University.


Mark C. Gelnaw
Director

     In addition to being a director for Edentify, Mr. Gelnaw has over 25 years of experience in the financial services industry having held senior positions at Deutsche Bank, Lehman Brothers, Salomon Brothers and Andersen Consulting (currently known as Accenture). From October, 1996 through May, 2005, Mr. Gelnaw held various senior management positions at Deutsche Bank including Global Head of Business Development and Head of Strategic Funds. During this period, Mr. Gelnaw also served as Chief Operating Officer for Deutsche Bank's Asset Management and Deutsche Bank's Equity divisions where he was involved in all aspects of the business including structuring, marketing, investment management, due diligence as well as serving as a liaison with all the service functions that interface with the business processes. While he was Chief Operating Officer of the Equity Division of Deutsche Bank, the business grew in less than three years from a loss 40 million euros to a net profit of over 2.5 billion euros. Mr. Gelnaw was responsible for the acquisition of the NatWest Derivative businesses and played a lead role in the acquisition of Bankers Trust. Mr. Gelnaw served on the Firm's Divisional Executive Committees and was member of the Firm's top 40 professional charged with establishing the business mission and strategy.

     In addition to operating in the capacity of a Chief Operating Officer for numerous Deutsche Bank businesses, Mr. Gelnaw held specific business responsibilities including Global Head of Equity Finance and the Global Head of Proprietary Trading for the Equity Division. The proprietary trading grew under Mr. Gelnaw's leadership both in terms of revenues ($220 to over $500 million) by increasing global reach while the Finance function grew from just $15 million in revenues to over $245 million in less than two years.

     Mr. Gelnaw began his venture career while employed at Deutsche Bank in 1997. Mr. Gelnaw was the fund manager for the Angel Fund, a focused fund which captured emerging technology ventures in cooperation with Stanford University. Mr. Gelnaw later combined this fund together with other DB alternative funds to form the "Strategic Funds" which were marketed to investors through the bank's Private Client Group and Asset Management divisions.

     Mr. Gelnaw is graduate of Georgetown University where he earned a BSBA in Accounting. Mr. Gelnaw currently serves on the board of various companies and charities. In particular, Mr. Gelnaw focuses on supporting charities whose mission is to cure diseases that primarily afflict children.

                                 AUDIT COMMITTEE

     Presently, the Board of Directors acts as the Audit Committee as permitted by the rules of the Securities & Exchange Commission. We plan to establish an Audit Committee consisting of three independent directors as soon as practical as the board is expanded.

                                 CODE OF ETHICS

      On March 10, 2006, the Company adopted a Code of Business Conduct and Ethics that applies to all employees, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth--

     - each person who is known by us to be the owner of record or beneficial owner of more than 5% of its outstanding Common Stock;

     -    each of our directors and each of our executive officers;

     -    all of our directors and executive officers as a group; and

     - the number of shares of Common Stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

     As used in the table below and elsewhere in this Memorandum, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this Memorandum. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     Except as otherwise noted below, the address of each of the persons in the table is c/o 74 West Broad Street, Bethlehem, PA 18018.

NAME OF BENEFICIAL OWNER (1)                       NUMBER OF SHARES (3)   PERCENT OWNED
----------------------------                       --------------------   -------------
Terrence DeFranco (2,3)                                  8,262,754            22.46%
Face2face, Inc.                                          7,500,000            20.39%
All of our directors and executive officers as a
   group (1 person)                                      8,262,754            22.46%

----------
(1) Each of Bushido Capital Master Fund, L.P., Gamma Capital Opportunity Partners, L.P., Class A Gamma Capital Opportunity Partners, L.P., Class C and Whalehaven Capital, LP own Convertible debentures and warrants of the Company that contain provisions that prohibit the conversion or exercise of such debenture or warrant, if such conversion or exercise would cause any of them to own 4.99% or more of the outstanding shares of common stock of the Company. As a result none of the forgoing beneficially own more than 5% of our shares of common stock.

(2)  Executive Officer

(3)  Director

(4) Does not include exercise of vested options to purchase shares of Common Stock and conversion of debentures into Common Stock. Mr. Defranco currently has options vested entitling him to acquire 416,667 Shares of Common Stock.

Description of Securities.

GENERAL

          At the date hereof the Company is authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $.001.

COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully-paid and nonassessable. In the event we were to elect to sell additional shares of Common Stock following this Offering, investors in this Offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in the Company would be diluted.

          The shares of Common Stock offered in this Offering and issuable upon exercise of the Warrants will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the Common Stock will have cumulative voting rights, which means that shareholders may aggregate all of the votes (across candidates) and cast them for a single candidate for the board of directors as opposed to voting for each seat individually. Except as otherwise required by Delaware law, all stockholder action is taken by the vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of Common Stock is present in person or proxy.

WARRANTS

          The Company has issued warrants for 7,975,000 shares of Common Stock in connection with offerings of convertible debentures to investors (see "Convertible Debentures" below), of which 2,000,000 have been exercised as of the date of this report.

CONVERTIBLE DEBENTURES

          The Company has issued five series of convertible debentures.

          Each series of convertible debentures has the following material common terms (qualified, in their entirety by the specific terms outlined in the form of documents attached as exhibits to this Registration Statement).

1. Interest on the debentures is payable in cash or in kind. Late fees payable at a rate of 18% (if allowed by law).

2. Conversions of the debentures are restricted such that no investor may, individually, be deemed to hold more than 4.99% of the outstanding common stock of the company.

3. The debentures are subject to redemption by the company at a price equal to 125% of the principal amount plus accrued interest and are subject to forced conversion if the stock is trading, not earlier than 1 year after the closing date, at or above $1.50 per share for 30 consecutive trading days and the average trading volume equals or exceeds $150,000.

4. The following are events of default under the debentures:

     -    Non-payment of principal and/or interest;

     -    Failure to perform any covenant;

     - The making of any materially untrue or incorrect representation or warranty or any other written statement in a transaction document;

     -    A voluntary or involuntary bankruptcy by the company;

     -    A default by the company on any obligation in excess of $150,000;

     - The company is a party to any change of control transaction or fundamental transaction;

     - Failure to have the registration statement required pursuant to the Registration Rights Agreement, executed simultaneously with the debenture, declared effective within 180 days from the closing date on the offering in which they were acquired by investors.

     - Inability of the investors to resell registrable securities acquired in the offering for more than 10 consecutive trading days or 15 non-consecutive trading days in any 12-month period;

     - Failure of the company to deliver stock certificates prior to the 5th trading day after a conversion.

     -    Any breach under the transaction documents.

     In the event of default, as would only be finally determined judicially, we would be required to pay to investors, the "Mandatory Prepayment Amount" which would equal the sum of (i) the greater of: (A) 250% of the principal amount of debentures to be prepaid, plus all accrued and unpaid interest thereon, or (B) the number of shares issuable upon conversion of the debenture in full on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the Closing Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or
     (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the debentures.

     With the exception of the May, 2006 series, our other series of debentures may be construed to be in default. We believe that the determination as to whether a default existed or currently exists could be made only judicially and would be influenced by the timing of the issuance of certain series of the debentures in conjunction with the fact of the reorganization whereby we acquired Budgethotels Network, Inc. in a reverse-acquisition. In addition, we believe we would have certain legal defenses available to us in the event that a judicial determination was made that we were in default as a result of our inability to have our registration statement effective pursuant to this provision of the debentures. None of our investors has, to date, provided us with any indication that they would enforce this provision and we have obtained written waivers dated as of September 1, 2006 from all such affected investors in respect of past and present enforcement of this provision and further waiving any and all payments in respect thereof including any liquidated damages, as well as an agreement not to seek any enforcement indefinitely from the date of the waiver. As a result, we believe, and our auditors at the time of our most recent audit agreed with this conclusion, that no contingent liability is necessary to be recognized on our financials for this possible default.

     Those terms that are specific to a series are described in the respective paragraphs detailing each series below.

          The December, 2004 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 8% per annum of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.

          The April, 2005 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2008, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 8% per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010.

          The August, 2005 issuance consisted of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2008, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 6% Per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.

          The December, 2005 issuance consisted of $1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2008, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 6% Per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010.

The May, 2006 issuance consisted of $800,000 in principal amount of 6% senior convertible debentures due on May 15, 2009, and warrants to receive an aggregate of 1,600,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 6% per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 1,600,000 shares of common stock at a price of $0.50 per share at any time commencing on May 15, 2006 through May 15, 2011.

SHARES ELIGIBLE FOR FUTURE RESALE

          As of August 10, 2006, we had an aggregate of 25,225,425 shares of our common stock outstanding (including approximately 6,752,992 of our shares that are subscribed to but which have not been issued due to ministerial delays), of which approximately 22,682,253 share are "restricted securities". These shares may be sold only in compliance with Rule 144 under the Securities Act 1933, as amended, or other exemptions from registration requirements of the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment there for may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations. Substantially all of our presently issued shares will be capable of sale pursuant to Rule 144 at year end subject to the foregoing limitations. In addition, the shares offered hereby including shares issuable subject to the warrants and convertible securities, could add over 15,950,000 free trading shares. The sale of a significant number of these shares or the shares eligible for resale under Rule 144 in the public market may adversely affect prevailing market prices of our shares.

STOCK SYMBOL; TRADING OF COMMON STOCK

          Our Common Stock is listed on the Over-the-Counter Bulletin Board with the assigned symbol "EDFY" however, trading is very light.

LEGAL COUNSEL

          Outside legal counsel for the Company is the law firm of Flamm, Boroff & Bacine, P.C., 794 Penllyn Pike, Blue Bell, Pennsylvania 19422.

AUDITORS

     Our financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their respective reports, have been audited by Cinnamon Jang Willoughby & Company, Metrotower II, 900-4720 Kingsway, Burnby, British Columbia, V5H4N2 Canada independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement. As of August 4, 2006, our current auditors are WithumSmith & Brown, P.C. a member of HLB International, 5 Vaughn Drive, Princeton, New Jersey 08540, independent certified public accountants.

TRANSFER AGENT

          The transfer agent for our common stock is Computershare Trust Company, Inc. of 350 Indiana Street, Suite 800, Golden, Colorado 80401. Their telephone number is (303) 262-0600.

Interest of Named Experts and Counsel

          No expert or counsel for the Company has received a continent fee or an interest in the Company in connection with services provided to the Company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above described provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission their indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Organization within the Last Five Years.

DESCRIPTION OF OUR BUSINESS.

      Edentify, Inc. ("Edentify") was formed in August 2004 with the objective of becoming a leader in the development and deployment of data analysis technology-based solutions for the prevention of identity theft and fraud. It is currently a later development-stage company and expects shortly to begin realizing revenue and growth in operations. Edentify will seek to fulfill its goals by analyzing the means by which identity crimes are perpetrated and through the development of new technologies and procedures to assist corporations, the government and consumers in the fight against identity fraud and related crime.

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


      Edentify owns the intellectual property rights to two strategic approaches for the detection and prevention of identity fraud. They are (1) an information-based data analysis and monitoring approach and (2) a biometric technology-based approach.

     The first approach is a patented (owned by us) information-based approach that analyzes identity data information for individuals in large databases and by comparison to data provided by a third-party data aggregator. It is capable of detecting and scoring incidences of identity manipulation and potential theft (Identity Quotient Index(TM)) marketed as a component of our products described more fully under the heading "Edentify (DE) Products" below. The operations of which are carried our through our wholly-owned subsidiary, Edentify, Inc. (Delaware). The forerunner of the technology that was acquired by us from Edentification, Inc. was, as of 2002, and based on our knowledge of the industry, is still currently used in screening identities in connection with new checking account applications in large banks in the U.S. A third-party licensee acquired the revenue stream from this license and prepaid to Edentification all royalties due under the license prior to our acquisition of this asset from Edentification. Edentify will continue to market our enhanced version of this technology to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments.

     Edentify currently markets its data analysis technology products directly and through channel partners. We currently have relationships with two such partners, Seisint (that is ancillary to our primary relationship with them as a data aggregator) and Trilegiant, and are currently actively pursuing relationships with several others. See "Material Agreements" p.18, below. These relationships include cross-marketing and other similar teaming arrangements with banking associations, technology groups, affinity organizations and other groups and individual entities that are recognized by the industry and us as being within the product distribution channel. We also market directly to financial institutions. Our marketing/teaming arrangements in this business line provide us with key direct access for introducing our products to members of affinity-type organizations as well as indirect access (i.e. our partner making an introduction) to customers of the teaming partner. In those instances where we may need to utilize the marketing materials of a teaming/marketing partner or they utilize any of our marketing materials, those materials are provided by the party that created them. There are no commitments by any party to these agreements to meet any minimum sales requirements or other similar obligations. By entering into these arrangements, we have the benefits of the access described above, while our partners provide the value-added benefit of our solutions to their members and customers. We would anticipate these benefits to increase over time as awareness and market penetration increase.

     We enter into agreements for our solutions and products directly with each individual customer and are beginning to generate revenue from sales of our product solutions to such customers.

     Our competition in the area of data analysis decision making solutions consists of companies that provide similar solutions for the financial services, health care or government sectors. At present, we have identified two key competitors as a result of discussions with customers in our target market for this suite of products, Fair Isaac and ID Analytics. In the areas where we compete with Fair Isaac and ID Analytics, we feel that we have a competitive differentiation with regard to the data that we analyze and the resulting conclusion on the level of risk associated with identity fraud. We believe it is important, given the sensitivities and concerns associated with use of personal information, to be able to provide a reliable identity manipulation scoring solution using as few data points as possible. In our view, our IDBenchmark technology which forms the basis of our product solutions in this business line satisfies this goal. The solutions of our competition, while robust, include additional data elements such as financial data.

     While factors like early entry into the market and size of competitors are not insignificant, they have less of an impact on demand for our products solutions than would occur with manufactured goods or "canned" software products since target customers tend to be institutional in which a large segment of at-risk data is concentrated. Having such a high degree of concentration of data does not limit our product solution sales potential, however, since in many cases, our products can compliment existing solutions whether created in-house by such institutions or licensed from our competitors, particularly since many currently employed strategies attack only part of the problem with identity fraud or otherwise lack flexibility to adapt to constantly changing risks.

     The second approach is a biometric technology that will be marketed through and is named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"). This novel set of algorithms combines face and voice recognition techniques for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Additionally, the system is designed as a multi-modal platform capable of combining the reading of two or more biometric technologies simultaneously. We have not begun operations or generated revenue through this subsidiary or otherwise in respect of this business line.

     The biometric technology is currently under development with face 2 face animation inc. and, upon completion will be marketed through strategic partners such as OEMs or value added resellers, and no revenue has been generated to date.

     Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a defensively-robust enrollment and subsequent identity protection system.


REORGANIZATION

     On February 29, 2005, BudgetHotels Networks, Inc. ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to receive the balance of the shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Acquisition"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenter, Inc.) on or before July 31, 2005. Both amounts were paid to Budget in July 2005. Inasmuch as the Board of Directors of Infocenter was not prepared to file a registration statement as of such date, management is currently in discussions with the Board of Directors of Infocenter regarding the appropriate disposition of this obligation.

      Upon the reverse split becoming effective, Budget issued a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the reverse split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, had a total of approximately 24,501,000 shares of common stock issued and outstanding.

      Prior to the Closing Date of the Acquisition, Budget executed a Distribution Agreement with its subsidiary InfoCenter, Inc., through which Budget carried on its then-current operating business activities, pursuant to which Budget will agree to distribute the shares of InfoCenter, Inc., to the stockholders of record of Budget as of a record date immediately prior to the Closing Date of the transaction with Edentify. Distribution of the shares of InfoCenter, Inc. is intended but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by InfoCenter, Inc. Under the terms of the Agreement, the distribution was required to be completed on or before January 31, 2006. The Company has recorded a distribution payable of approximately $75,000 as of December 31, 2005.

     On January 30, 2006, we amended our Distribution Agreement with our subsidiary InfoCenter, Inc. to change the outside date for requiring the filing a registration statement for the distribution of such shares from "January 31, 2006" to "August 31, 2006." In as much as the Board of Directors of InfoCenter was not prepared to file a registration statement as of such date, management is currently in discussions with the Board of Directors of InfoCenter regarding the appropriate disposition of this obligation.

      The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America.

      The acquisition resulted in the owners and management of Edentify having effective operating control of the combined entity after the Acquisition, with the existing Budget shareholders continuing as only minority shareholders.

      Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

EDENTIFY (DE)  PRODUCTS

Our solutions all revolve around a core technology that is a set of data analysis pattern recognition algorithms that is capable of detecting fraudulent anomalous or suspicious behavior when compared utilizing third party data aggregations, such as Sersint (a division of Lexis-Nexis) to the historical use of individual identity information, specifically name and social security number. The process of deploying our technology includes the generation of encrypted keys that contain the content of each individual name and social security number from our customers' data as contained in their client database and a suite of software-based solutions: IDAssess(TM), IDScreen(TM) and IDAlert(TM), each of which can be marketed separately, however, which are intended to compliment each other as part of an integrated solution for identity fraud detection and prevention. These products are currently marketed towards financial, healthcare and government institutions and not directly to consumers.

            IDASSESS(TM)

            The IDAssess product incorporates Edentify's unique IDBenchmark(TM) process that creates an Identity Quotient Index(TM) that 1) proactively associates input client records with all available historic variations of digital identity records including heretofore "anonymous" digital identity records, 2) separates "innocent" associated identity records from "suspicious" associated identity records with 3) limited false responses. This product is currently marketed through a limited, sample "test" assessment and a full-scale assessment of a customer's data.

            IDSCREEN(TM)

            Our IDScreen product compares the new applicant identity record to an external reference data base and retrieves and scores all associated variations of the new applicant data that reside in the reference database as determined by Edentify's proprietary IDBenchmark advanced pattern recognition analytics. Each score represents a certain risk profile for the each of associated variations as they compare to the new applicant identity record. We then create a risk rating for the entire group known as the Identity Quotient Index(TM) that will drive the identity management regimen deemed appropriate by the customer based on their risk thresholds. The risk rating generally places the new applicant in one of 3 categories used to evaluate the information.

            IDALERT(TM)

            Our IDAlert product detects subsequent abuses in light of new identity record feeds to the reference database of identity records and alerts either the consumer or Edentify's client based on our client's wishes. As with automobiles, identities are usually modified, damaged or used to commit a crime once they are stolen. By continuously monitoring information related to a specific identity, the owner of that identity or Edentify's client can be immediately notified if it has been compromised. As identity fraud usually precedes other types of fraud (such as credit card fraud), this type of proactive alert system is critical to mitigating the extensive, and expensive, damage perpetrated after an identity is stolen and manipulated. Given the considerable lag between when an identity is compromised and when that event is discovered, this service is a critical component of Edentify's services in defense against identity fraud.

INMOTION BIOMETRICS  PRODUCTS

            The IMB Technology is still under development in accordance with the agreements entered into between the Company and face2face animation, inc. (See sections entitled "Material Agreements" below).

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

     Our business operations prior to the acquisition of Edentify, Inc. generally consisted of (1) display board advertising, and (2) an online travel reservation system conducted through its website, www.budgethotels.com. All of our operations were conducted, prior to the Exchange, through our wholly-owned subsidiary, InfoCenter, Inc., the stock of which was intended to be spun-off on or before August 31, 2006 to our stockholders of record as of March 29, 2005 pursuant to a registration statement or otherwise. In as much as the Board of Directors of InfoCenter was not prepared to file a registration statement as of such date, management is in discussions with the Board of Directors of InfoCenter regarding the appropriate disposition of this obligation.

     The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations.

MATERIAL AGREEMENTS

     1. Agreements with face2face animation, inc.

     Our wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with facet2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology. As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

     As part of the same transaction, InMotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided an assurance to face2face regarding our having minimum cash deposits in the amount of $250,000 required for face2face to seek grant funding from certain state agencies of the State of New Jersey for research by face2face in furtherance of this product development.

     As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, We issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     2. Agreements with Seisint.

     The Company entered into a Master Services Agreement (the "Services Agreement") with Seisint, Inc. ("Seisint") a wholly-owned subsidiary of Lexis-Nexis effective October 3, 2005 (the "Effective Date"). This Services Agreement provides for Seisint to provide certain services described below and for Edentify to perform certain duties as outlined in separate Scope of Work ("SOW")


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

agreements all in connection with supporting our ongoing efforts as described primarily in the first-prong of our business description above, to assist our customers in the areas of detection and prevention of identity fraud. The
Master Services Agreement also provides that a fee will be paid to Seisint as specified in a separate SOW. The term of the Master Services Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.

     In consideration for the development and implementation of the Company's database server, assessment server(s), and required operating infrastructure within Seisint, and the initial run of the Company's key generation and update service and identity assessment processing service, the Company agreed to pay to Seisint a fee in the amount of $1,000,000 (the "Implementation Fee"). Such Implementation Fee is payable in two equal installments, with the first payment delivered on the effective date of the agreement, and the second payment delivered on or before 30 days from the date of the December 31, 2005 invoice from Seisint. Pursuant to the agreement, the Company paid the amount due upon execution of the agreement and recorded the second payment due as an accrued liability as of December 31, 2005. The Company recorded the entire fee as a prepaid expense as of December 31, 2005 and will amortize these costs over the three year term of the contract as research and development. In consideration for the ongoing services provided to the Company, including the maintenance of the Company's database server and assessment server(s) and all subsequent runs of the Company's key generation and update service and identity assessment processing services, the Company agreed to pay the Seisint fees in the amount of $1,200,000 for 2006, $1,400,000 for 2007, and $1,600,000 for 2008.

     Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master Services Agreement, Seisint is to provide all hardware, operating software (excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers. Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 for the years 2007 and 2008 (it is 0% in 2006) based on a stepped rate over the three year initial term of the agreement. For the year 2007 the rate is 20% for annual gross revenues between $3,500,001 and $20,000,000 and 10% for annual gross revenues in excess of $20,000,001. For the year 2008, the rate is 20% for annual gross revenue between $2,000,001 and $20,000,000 and 10% for annual gross revenues greater than $20,000,001. For any renewal term, the percentage payable to Seisint is 20% for annual gross revenue up to $20,000,000 and 10% for annual gross revenue in excess of $20,000,000. SOW 1 also provides that the parties would cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement. Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.

          3. Marketing Agreement with Trilegiant (Affinion)

On April 7, 2006 (the "Effective Date"), we entered into a Marketing Agreement (the "Marketing Agreement") with Trilegiant Corporation whereby Trilegiant agrees to market, on a non-exclusive basis, our products to members of its membership programs (including, but not limited to, PrivacyGuard, PC Safety, ID Secure, Identity Sweep, Hotline and any program(s) established by Trilegiant on or subsequent to the Effective Date. The term of the agreement is for five (5) years, renewable for successive twelve month terms thereafter.

Trilegiant is obligated to pay Edentify a license fee, in part payable within thirty (30) days of the Effective Date; and an equal amount payable on each anniversary date of the Effective Date during the Term. In addition, Trilegiant is required to pay Edentify, on the fifteenth (15th) business day of each calendar month during the term, monthly fees in respect of active Members of Trilegiant Edentify Programs as of the immediately preceding calendar month.

The Marketing Agreement provides for a mutual non-compete and non-solicitation provisions that prevents either Edentify or Trilegiant from selling directly to certain specified customers and competitors of the respective parties. Edentify is required to meet certain service level standards described in more detail in the Marketing Agreement. In addition, the Marketing Agreement requires that, upon receiving an acquisition offer from a competitor of Trilegiant, we are required to give Triligiant notice of the offer and the opportunity to make its own offer to acquire us within 20 days of our filing of an 8-K announcing the initial offer. The Marketing Agreement also contains a provision protecting the confidentialty of proprietary information of the parties. Customer service for Trilegiant members is to be provided through Trilegiant's customer service department. The Marketing Agreement also provides for customary indemnification provisions and protection of intellectual property rights.

Liability for either party under the Marketing Agreement, related to breaches, performance, non-performance, acts or omissions is limited to a monetary cap.

COMPETITION

Relating to Edentify Business

ID Analytics

          Not unlike our products and services, which focus on identity fraud detection and prevention, ID Analytics' products and services focus primarily in the area of identity risk management. ID Analytics provides its clients with comprehensive analytical solutions that manage identity risk throughout the customer life cycle. They have developed a technology solution called the Graph Theoretic Anomaly Detection (GTAD), their proprietary advanced pattern recognition technology, which allows clients to detect suspicious behavioral patterns related to identities as they are used across many different industries, a flexibility that we have with our solutions as well. ID Analytics' technology approach is very similar to that of Edentify, in that both companies use a pattern recognition methodology as the core of their technology solutions. One major difference between the technologies is that ID Analytics' analysis utilizes more than two identity attributes, while our analysis requires only two identity attributes. Our view of the need for utilizing a given number of identity attributes in making the identity fraud assessment forms the basis for our marketing approach with potential customers.

          ID Analytics has developed technology products that are in use today by consumer companies representing more than half of the credit and retail card market in the US, along with a large wireless retail bank and online consumer finance companies. Each of these markets represents a potential customer for our solutions as well as a compliment to the services provided by ID Analytics or as an alternative, in some instances. ID Analytics sells their solutions primarily to large financial services companies, which is the same target market as Edentify. ID Analytics has established itself in the marketplace by creating a consortium of these large financial services companies as a source of data and, in turn, developing same into a client base for its products and services. Additionally, ID Analytics has been very successful in gaining market share with a first-mover advantage and continues to be successful in securing partnerships with other technology-solution providers within the financial services companies. Because it is a private company, specific data on their market share is not readily available, however, ID Analytics presents a significant competitor to Edentify in that the target clients of both companies potentially view the companies' products as comparable. We are often required to and are becoming more successful at distinguishing our products and services to these potential customers.

Fair Isaac, Inc.

          As stated on their website, Fair Isaac is a provider of data analytics and risk scoring solutions to thousands of companies worldwide, with a particular focus on the financial services industry with their credit score
identity fraud solutions.   We interpret this information, coupled with our
management's understanding of the industry, to translate into a substantial share of our potential market. Of particular interest to us, Fair Isaac targets large banking, general and retail credit card providers and financial institutions, all of which make up key potential customers for our solutions, albeit, for potentially different applications.

          The main emphasis of their identity fraud solutions are centered around identity verification within the credit granting process, which varies significantly from our solutions which provide an analysis of an identity for a variety of applications without specific reference to the granting of credit. Additionally, our solutions differ from that of Fair Isaac in that our analysis includes the use of identities across various industries and sectors instead of confining the analysis to only the financial services industry. We believe that the differences in the utilization of our respective solutions by the financial services industry also lie in the fact that our products and services could be viewed by our potential customers as complimentary to or an expansion of Fair Isaac solutions into other applications.

INTELLECTUAL PROPERTY

          Currently, Edentify owns the IP rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.

          We have filed for registration on the primary register with the U.S. Patent and Trademark Office for our servicemark "edentify."

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

          Edentify markets each technology through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

GOVERNMENT REGULATION

          Our business model and technology do not require us to collect, aggregate, and retain data in order to provide the services we do. As a result, we are not currently subject to certain privacy laws and regulations that are aimed at protecting consumer information. Many of our business partners, who deal directly with individual consumer information, however, are subject to such laws and regulation. Since this area of the law rapidly and is regularly fluctuating, however, this could change at any time.

HUMAN RESOURCES

          As of February 28, 2006, our total headcount was 12, consisting of 11 full time employee ('FTE') and 1 part-time employee. Part time personnel are paid on a per diem or monthly basis. Three FTEs are engaged in our sales and marketing effort and four FTEs perform general administration, including financial and investor relations functions. We have no union employees and we believe our relationship with our employees is good.

Management's Discussion and Analysis or Plan of Operation

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT - FUTURE UNCERTAINTIES

     The following discussion should be read in conjunction with the "Selected Financial Data" and our consolidated financial statements and accompanying notes contained elsewhere in this prospectus. The following discussion may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below.

OVERVIEW

     Edentify markets our technology at present consisting of the products identified above under the heading "Edentify (DE) Products", through our channel partners. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with biometric technology, thereby enabling a more defensibly-robust enrollment and subsequent identity protection system. Such plans are currently being discussed by our Board of Directors and management.

     We anticipate that given the current licenses and agreements we have in place, that our business will continue to develop for Edentify (DE) Products in line with our current business plan. The trends identified in the results of our operations to date, as discussed hereinafter, represent, what we believe, are consistent with the phase of business in which we are presently.

     The trend of our revenue and income over the next several quarters depends upon several variables, however, some of which cannot at this time be ascertained definitively.

RESTATEMENTS

On July 19, 2006, after analyzing the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC"), it was determined that the treatment regarding the acquisition of software technology was inaccurately reflected within in the statement of cash flows included in our Annual Report on Form 10-KSB for the year ended December 31, 2005, and our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006, and that, therefore, a restatement of the statement of cash flows for the periods referenced above was required. The Company incorrectly included the fair market value of our common stock issued as part of the consideration for that acquisition.

The effect of the restatements changed the amounts previously reported under cash used in operating activities and the cash used in investing activities by approximately $806,000 for both the year ended December 31, 2005 and the cumulative period August 27, 2004 through December 31, 2005, respectively.

As a result of the corrections of the errors described above, we have restated our financial statements included in our Annual Report on Form 10-KSB for the period ended December 31, 2005 as follows:

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Year                      For the Year
                                                                      Ended                             Ended
                                                                December 31, 2005   Adjustments   December 31, 2005
                                                                -----------------   -----------   -----------------
                                                                  As Previously
                                                                     Reported                          Restated
Cash flows from operating activities:
   Net loss from continuing operations                             $(2,108,137)                      $(2,108,137)
   Net (loss) / income from discontinued operations                $    (6,705)                      $    (6,705)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                                3,554                             3,554
   Amortization of deferred financing costs                            560,417                           560,417
   Common stock issued for services                                    255,150                           255,150
   Options and Warrants issued for services provided                    86,164(b)                        86,164
   Common stock issued for software technology                         806,082      (806,082)(a)              --
Changes in assets and liabilities:
   Prepaids                                                         (1,009,419)                       (1,009,419)
   Other current assets                                               (130,961)                         (130,961)
   Accounts payable, trade                                               8,984                             8,984
   Payroll tax payable                                                  19,660                            19,660
Deferred revenue                                                        19,444                            19,444
Dividend payable                                                      (165,046)                         (165,046)
   Other liabilities and accrued expenses                              623,473(b)                      623,473
                                                                   -----------                       -----------
   Net cash used in operating activities                            (1,037,340)     (806,082)         (1,843,422)
                                                                   -----------                       -----------
Cash flows from investing activities:
   Purchase of software and verification technology                 (1,293,082)      806,082(a)         (487,000)
   Purchase of property and equipment, net                             (36,445)                          (36,445)
                                                                   -----------                       -----------
   Net cash used in investing activities                           $(1,329,527)      806,082         $  (523,445)
                                                                   -----------                       -----------
Cash flows from financing activities:
   Proceeds from borrowings                                        $ 3,237,160                       $ 3,237,160
   Proceeds from exercising of warrants                                300,000                           300,000
                                                                   -----------                       -----------
   Net cash provided by financing activities                         3,537,160                         3,537,160
                                                                   -----------                       -----------
   Net decrease (increase) in cash and cash equivalents              1,170,293                         1,170,293
Cash and cash equivalents at beginning of period                        71,932                            71,932
                                                                   -----------                       -----------
Cash and cash equivalents at end of period                         $ 1,242,225                       $ 1,242,225
                                                                   ===========                       ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                       $ 6,295,806                       $ 6,295,806
                                                                   ===========                       ===========
   Common stock issued for acquisition of software technology      $   806,082                       $   806,082
                                                                   ===========                       ===========
   Common stock issued in disposition of debt                      $        --                       $        --
                                                                   ===========                       ===========
   Common stock issued for services                                $   255,150                       $   255,150
                                                                   ===========                       ===========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

(b) This amount was included in total acquisition cost of $1,060,065 as originally reported; however, the line item was omitted inadvertently from the statement. This amount was inserted into the "As Previously Reported" column as this was technically reported in the total.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Cumulative Period                   Cumulative Period
                                                                  August 27, 2004                     August 27, 2004
                                                                (inception) through                 (inception) through
                                                                December 31, 2005     Adjustments    December 31, 2005
                                                                -------------------   -----------   -------------------
                                                                   As Previously
                                                                     Reported                             Restated
Cash flows from operating activities:
   Net loss from continuing operations                             $(2,122,885)                        $(2,122,885)
   Net (loss) / income from discontinued operations                $    (6,705)                        $    (6,705)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                                3,554                               3,554
   Amortization of deferred financing costs                            560,417                             560,417
   Common stock issued for services                                    255,150                             255,150
   Warrants issued for services provided                                86,164 (b)                          86,164
   Common stock issued for software technology                         806,082        (806,082)(a)              --
Changes in assets and liabilities:
   Prepaids                                                         (1,031,919)                         (1,031,919)
   Other current assets                                               (130,961)                           (130,961)
   Accounts payable, trade                                              18,508                              18,508
   Payroll tax payable                                                  19,660                              19,660
Deferred revenue                                                        19,444                              19,444
Dividend payable                                                      (160,046)                           (160,046)
   Other liabilities and accrued expenses                              623,473 (b)                         623,473
                                                                   -----------                         -----------
   Net cash used in operating activities                            (1,060,065)       (806,082)         (1,866,147)
                                                                   -----------                         -----------
Cash flows from investing activities:
   Purchase of software and verification technology                 (1,293,082)        806,082(a)         (487,000)
   Purchase of property and equipment, net                             (41,788)                            (41,788)
                                                                   -----------                         -----------
   Net cash used in investing activities                            (1,334,870)        806,082         $  (528,788)
                                                                   -----------                         -----------
Cash flows from financing activities:
   Proceeds from borrowings                                          3,337,160                         $ 3,337,160
   Proceeds from exercising of warrants                                300,000                             300,000
                                                                   -----------                         -----------
   Net cash provided by financing activities                         3,637,160                           3,637,160
                                                                   -----------                         -----------
   Net decrease (increase) in cash and cash equivalents              1,242,225                           1,170,293
Cash and cash equivalents at beginning of period                            --                              71,932
                                                                   -----------                         -----------
Cash and cash equivalents at end of period                         $ 1,242,225                         $ 1,242,225
                                                                   ===========                         ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                       $ 6,295,806                         $ 6,295,806
                                                                   ===========                         ===========
   Common stock issued for acquisition of software technology      $   806,082                         $   806,082
                                                                   ===========                         ===========
   Common stock issued in disposition of debt                      $    10,000                         $    10,000
                                                                   ===========                         ===========
   Common stock issued for services                                $   255,150                         $   255,150
                                                                   ===========                         ===========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

(b) This amount was included in total acquisition cost of $1,060,065 as originally reported; however, the line item was omitted inadvertently from the statement. This amount was inserted into the "As Previously Reported" column as this was technically reported in the total.

The effect of the restatements changed the amounts previously reported under cash used in operating activities and the cash provided by financing activities by approximately $260,000 for the three months ended March 31, 2005 and changed the amounts previously reported under cash used in operating activities, cash used in investing activities and cash provided by financing activities by approximately $127,000, $387,000 and $260,000, respectively, for the cumulative period August 27, 2004 through March 31, 2006.

As a result of the corrections of the errors described above, we have restated our financial statements included in our Quarterly Report on Form 10-QSB for the period ended March 31, 2006 as follows:

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 For the Three                   For the Three
                                                                 Months Ended                    Months Ended
                                                                March 31, 2005   Adjustments    March 31, 2005
                                                                --------------   -----------    --------------
                                                                As Previously
                                                                   Reported                        Restated
Cash flows from operating activities:
   Net loss from continuing operations                            $(169,220)                      $(169,220)
   Net (loss) / income from discontinued operations               $      --                       $      --
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                               356                             356
   Amortization of deferred financing costs                              --                              --
   Common stock issued for services                                      --                              --
   Options and Warrants issued for services provided                     --                              --
   Common stock issued for software technology                           --                              --
Changes in assets and liabilities:
   Prepaids                                                          (4,884)                         (4,884)
   Other current assets                                                  --                              --
   Accounts payable, trade                                           59,779                          59,779
   Payroll tax payable                                                   --                              --
   Deferred revenue                                                      --                              --
   Dividend payable                                                      --                              --
   Other liabilities and accrued expenses                            86,614      (260,000) (a)     (173,386)
                                                                  ---------                       ---------
   Net cash used in operating activities                            (27,355)     (260,000)         (287,355)
                                                                  ---------                       ---------
Cash flows from investing activities:
   Purchase of software and verification technology                (100,000)                       (100,000)
   Purchase of property and equipment, net                           (9,225)                         (9,225)
                                                                  ---------                       ---------
   Net cash used in investing activities                          $(109,225)                      $(109,225)
                                                                  ---------                       ---------
Cash flows from financing activities:
   Proceeds from borrowings                                       $ 200,000       260,000 (a)     $ 460,000
   Proceeds from exercising of warrants                                  --                              --
                                                                  ---------                       ---------
   Net cash provided by financing activities                        200,000       260,000           460,000
                                                                  ---------                       ---------
   Net decrease (increase) in cash and cash equivalents              63,420                          63,420
Cash and cash equivalents at beginning of period                     71,932                          71,932
                                                                  ---------                       ---------
Cash and cash equivalents at end of period                        $ 135,352                       $ 135,352
                                                                  =========                       =========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                      $      --                       $      --
                                                                  =========                       =========
   Common stock issued for acquisition of software technology     $ 806,082                       $ 806,082
                                                                  =========                       =========
   Common stock issued in disposition of debt                     $      --                       $      --
                                                                  =========                       =========
   Common stock issued for services                               $      --                       $      --
                                                                  =========                       =========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Cumulative Period                   Cumulative Period
                                                                  August 27, 2004                     August 27, 2004
                                                                (inception) through                 (inception) through
                                                                   March 31, 2006     Adjustments      March 31, 2006
                                                                -------------------   -----------   -------------------
                                                                   As Previously
                                                                      Reported                            Restated
Cash flows from operating activities:
   Net loss from continuing operations                              $(3,819,013)                        $(3,819,013)
   Net (loss) / income from discontinued operations                 $   (28,009)                        $   (28,009)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                                17,239                              17,239
   Amortization of deferred financing costs                             929,167                             929,167
   Common stock issued for services                                     255,150                             255,150
   Options and warrants issued for services provided                    287,309        86,164(a)            373,473
   Common stock issued for software technology                          806,082       (806,082)(a)               --
Changes in assets and liabilities:
   Prepaids                                                            (858,588)                           (858,588)

   Other current assets                                                (132,258)                           (132,258)
   Accounts payable, trade                                               12,059                              12,059
   Payroll tax payable                                                      341                                 341
   Deferred revenue                                                      17,778                              17,778
   Dividend payable                                                    (138,543)                           (138,543)
   Other liabilities and accrued expenses                              (352,695)       846,919(a)           494,224
                                                                    -----------                         -----------
   Net cash used in operating activities                             (3,003,981)      (127,000)          (2,876,981)
                                                                    -----------                         -----------
Cash flows from investing activities:
   Purchase of software and verification technology                    (100,000)      (387,000)            (487,000)
   Purchase of property and equipment, net                              (55,936)                            (55,936)
                                                                    -----------                         -----------
   Net cash used in investing activities                               (155,936)      (387,000)            (542,936)
                                                                    -----------                         -----------
Cash flows from financing activities:
   Proceeds from borrowings                                           3,077,160        260,000(a)         3,337,160
   Proceeds from exercising of warrants                                 300,000                             300,000
                                                                    -----------                         -----------
   Net cash provided by financing activities                          3,377,160        260,000            3,637,160
                                                                    -----------                         -----------
   Net decrease (increase) in cash and cash equivalents                 217,243                             217,243
Cash and cash equivalents at beginning of period                             --                                  --
                                                                    -----------                         -----------
Cash and cash equivalents at end of period                          $   217,243                         $   217,243
                                                                    ===========                         ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                        $ 2,545,806                         $ 2,545,806
                                                                    ===========                         ===========
   Common stock issued for acquisition of software technology       $   806,082                         $   806,082
                                                                    ===========                         ===========
   Common stock issued in disposition of debt                       $    10,000                         $    10,000
                                                                    ===========                         ===========
   Common stock issued for services                                 $   255,150                         $   255,150
                                                                    ===========                         ===========
   Options and Warrants issued for services                         $   287,309                         $   287,309
                                                                    ===========                         ===========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

Management has discussed the above errors and adjustments with our board of directors and our current independent registered public accounting firm and have determined that a restatement is necessary for the periods described above.

                   SELECTED FINANCIAL DATA FOR EDENTIFY, INC.

                                                                            Cumulative
                                                                          through Year
                                                       Year ended Dec.   ended Dec. 31,    Three months ended   Six months ended
                                                         31, 2004 (1)          2005           June 30, 2006       June 30, 2006
                                                       ---------------   ---------------   ------------------   ----------------
Net Sales or Operating Revenues                            ($14,748)        $      556         $   23,889          $   25,556
Capitalize loss from Continuing Operations                 ($14,478)       ($2,108,137)       ($1,727,630)        ($3,423,758)
Capitalize loss from Continuing Operations per Share       ($ 14.75)       ($      .09)       ($      .07)        ($     0.14)
Total Assets                                              $ 160,448         $6,282,227         $5,746,526          $5,746,526
Total Long Term obligations                               $ 100,000         $  410,417         $  643,056          $  643,056

(1) Represents Edentify, Inc. on a stand alone basis prior to Edentify Acquisition.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

                                    a/o December 31, 2004 (1)   a/o Dec. 31, 2005   a/o June 30, 2006
                                    -------------------------   -----------------   -----------------
Book Value per Share                         ($9.75)                  $.18                $0.12
Cash Dividends Declared Per Share              None                    None                None

(1)  Represents Edentify, Inc. on a stand alone basis prior to Edentify
     Acquisition

Aside from the transactions described herein, there have been no material changes in our affairs that have occurred since the end of the latest fiscal year.

RESULTS OF OPERATIONS

Year ended December 31, 2005 versus year ended December 31, 2004 and the three months ended June 30, 2006 versus the three months ended June 30, 2005.

     Prior to the Reverse Acquisition, the primary operations of the Company were conducted through its wholly-owned subsidiary, InfoCenter, Inc. and its current operations, which differ significantly from those of InfoCenter, Inc. are conducted through our new wholly-owned subsidiary, Edentify, Inc., a Delaware corporation, and its subsidiary, InMotion Biometrics, Inc., a Delaware corporation. Therefore, comparisons herein to the prior period may not present an accurate view of the financial condition of the Company.

NET LOSS

     Our net loss in continued operations was $2,108,137 and $14,748 for the years ended December 31, 2005 and 2004, respectively. As minimal income was generated for each of these periods and we are in the development stage of our operations, the loss was primarily due to three factors: 1) general and administrative expenses of approximately $1,266,000, 2) costs associated with the development of our fraud detection service totaling $83,333 and 3) financing costs and interest expense associated with our convertible debentures and note payable balances in that period of approximately $665,000. Our net loss in continued operations for the three months ended June 30, 2006 versus the four months period ended June 30, 2005 was $1,727,630 and $389,600 respectively. This loss resulted from the same factors as stated for the year end. Our net loss in continued operations was approximately $3,424,000 and $514,000 for the six months ended June 30, 2006 and 2005, respectively. As there was minimal income generated for these periods and we are in the development stage of our operations, the increase in loss of $2,910,000 was primarily due to 1) increase in stock compensation expense of approximately $639,000 due to the adoption of FAS 123R, 2) an increase in interest expense and amortization of debt discount of $658,000 related to our convertible debentures, 3) an increase in other general and administrative expenses of $789,000, and 4) an increase in costs of goods sold of $600,000.

     Our net loss in discontinued operations was approximately $7,000 for the year ended December 31, 2005 and $34,594 for the three months ended June 30, 2006 primarily due to the discontinued operations of our InfoCenter, Inc. subsidiary.

     Our net loss in discontinued operations was approximately $56,000 and $89,000 for the six months ended June 30, 2006 and 2005, and represented the losses on our discontinued operations of our InfoCenter, Inc. subsidiary.

     Net loss per share in continued operations was $(.09) for the year ended December 31, 2005 versus $(.00) in the same period 2004 while the net loss per share in discontinued operations was $(.00) for both periods. Net loss per share in continued operations was ($.07) for the three months ended June 30, 2006 versus ($.02) for the four months period ended June 30, 2005 while the net loss per share in discontinued operations was ($.00) for both periods. Net loss per share in continued operations were $(.14) for the six month period ended June 30, 2006 versus $(.02) in the same period 2005 while the net loss per share in discontinued operations was $(.00) for both periods.

REVENUE

          Revenues for the years ended December 31, 2005 and 2004 were approximately $600 and $0, respectively. Revenues for the three months ended June 30, 2006 and the four months ended June 30, 2005 were approximately $24,000 and $0, respectively. Revenues for the six months ended June 30, 2006 were approximately $26,000 while revenues for the six months ended June 30, 2005 were $0.

            In December 2005, we entered into a Scoring Services Agreement ("Agreement") with a financial institution ("Client") whereby our client will provide us with identities from Client's proprietary database for the purpose of having us utilize proprietary databases, processes and information developed by us and/or obtained from third parties to produce an "identity score" referred to as the Identity Quotient Index. We will provide this identity score using our proprietary scoring methodology, IDBenchmark, which measures the level of suspicious identity manipulation activity and potential fraud associated with each identity record provided by the Client.

            For grant of the license, the Client undertook to pay us the sum of $30,000 payable as follows: $20,000 upon execution of the agreement and $10,000 upon the completion of the 60 day acceptance period which represents the time period allotted to provide a secure interface between the two parties. In the event acceptance is not met, the Client would be entitled to a 50% refund of the initial payment of $20,000 or $10,000. In addition, the Client will pay $2,500 per month for the Scoring service for a term of three years. Upon execution of the agreement, we recorded the entire $20,000 as deferred revenue. The non-refundable portion of the up-front fee or $10,000 will be recognized into to income of the service agreement term. Upon acceptance of the product or service, the remaining $20,000 will also be recognized ratably over the term of the agreement. As of March 31, 2006, the company had received $20,000 upon execution of the agreement and had recorded approximately $17,778 as deferred revenue.

            In December 2005, we entered into an agreement with Seisint, a wholly-owned subsidiary of LexisNexis, a leading provider of legal, news, business information and risk management services, to jointly develop and market identity fraud detection solutions. We will be added to the LexisNexis Risk Management Channel Partner Group and will have access to their industry-leading partner solutions. Our addition to this group will enable us to provide financial service companies, health care organizations and government agencies a more enhanced and streamlined solution capable of assessing, detecting and preventing identity fraud. Under the terms of agreement, we and the risk management unit of LexisNexis will jointly develop and market identity fraud detection solutions that integrate our proprietary advanced identity fraud assessment, detection, and prevention technology with LexisNexis content. We will jointly market certain complimentary products and services to our respective customers.

          On April 7, 2006 (the "Effective Date"), we entered into a Marketing Agreement (the "Marketing Agreement") with Trilegiant Corporation whereby Trilegiant agrees to market, on a non-exclusive basis, our products to members of its membership programs (including, but not limited to, PrivacyGuard, PC Safety, ID Secure, Identity Sweep, Hotline and any program(s) established by Trilegiant on or subsequent to the Effective Date. The terms of the agreement is for five (5) years, renewable for successive twelve month terms thereafter. Trilegiant is obligated to pay us a license fee, in part payable within thirty
(30) days of the Effective Date; and an equal amount payable on each anniversary date of the Effective Date during the Term. In addition, Trilegiant is required to pay us, on the fifteenth (15th) business day of each calendar month during the term, monthly fees in respect of active Members of Trilegiant Edentify Programs as of the immediately preceding calendar month. The Marketing Agreement includes a mutual non-compete and non-solicitation provisions that prevents either us or Trilegiant from selling directly to certain specified customers and competitors of the respective parties. We are required to meet certain service level standards described in more detail in the Marketing Agreement. The Marketing Agreement also contains a provision protecting the confidentiality of proprietary information of the parties. Customer service for Trilegiant members is to be provided through Trilegiant's customer service department. The Marketing Agreement also incorporates customary indemnification provisions and protection of intellectual property rights. Liability for either party under the Marketing Agreement, related to breaches, performance, non-performance, acts or omissions is limited to a monetary cap.

RESEARCH AND DEVELOPMENT EXPENSE

          Research and development expense amounted to $83,334 during the three month period ended June 30, 2006 as compared to $24,522 for the four month period ended June 30, 2005. Research and development expense amounted to $167,000 during the six month period ended June 30, 2006 versus $24,522 incurred for the six months ended June 30, 2005. For the year ended December 31, 2005 the research and development expenses was $83,334. These costs are mainly due to the development and implementation services provided by a key vendor on database and assessment servers, as well as costs incurred on the required operating infrastructure within our key vendor's facility. In addition, we incurred costs for the initial run of our key generation and update service and identity assessment processing service on these databases for the purpose of providing identification fraud detection services to our customers.

SELLING EXPENSES

          Selling expenses amounted to approximately $84,000 for the year ended December 31, 2005. Selling expenses for the three month period ended June 30, 2006 were approximately $74,700 as compared to $25,660 selling costs for the four months period ended June 30, 2005. Selling expenses amounted to approximately $133,000 and $25,633 for the six months ended June 30, 2006 and 2005, respectively. These costs primarily relate to the hiring of a sales and marketing manager-level staff in the second half of 2005. We will continue to market our technology through channel partners. Our future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a defensibly-robust enrollment and subsequent identity protection system.

GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expense for the years ended December 31, 2005 and 2004 was approximately $1,266,000 and $14,748, respectively. General and administrative expense for the three months ended June 30, 2006 versus the four months ended June 30, 2005 were $925,641 and $221,114, respectively. General and administrative expenses for the six months ended June 30, 2006 and 2005 were approximately $1,744,000 and $316,000, respectively. General and administrative expenses consist mainly of salaries and wages, consulting fees, and professional fees Any remaining costs were from general operations.

DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $3,554 and $0, respectively and for the three months ended June 30, 2006 and the four months ended June 30, 2005 were $19,960 and $593, respectively. Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 was $34,000 and $1,000, respectively. Depreciation and amortization expense increased during this period primarily as a result of the additions of computer equipment, computer software, and furniture and fixtures during 2005.

FINANCING COSTS

     Amortization of debt discount was approximately $560,000 for the year ended December 31, 2005 versus $0 in charges for the same period a year ago. This same expense was approximately $289,000 for the three months ended June 30, 2006 versus $100,000 for the four months period ended June 30, 2005. Amortization of debt discount was approximately $658,000 and $125,000 for the six months ended June 30, 2006 and 2005, respectively. Non-cash financing costs represent the amortization of discount taken on our convertible debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Amortization of Debt Discount." These discounts are amortized over the life of the debentures. Please see Note 8 in the consolidated financial statements contained herein for more details on these transactions.

INTEREST EXPENSE

     Interest expense for the year ended December 31, 2005 was approximately $105,000 versus $0 a year ago. This same expense was approximately $60,000 and $18,000 respectively for the three month period ended June 30, 2006 and the four month period ended June 30, 2005. Interest expense for the six months ended June 30, 2006 and 2005 was approximately $118,000 and $21,000, respectively. Interest expense for this period represents interest incurred on both our convertible debentures and note payable balances in 2005.

NET INCOME / LOSS ON DISCONTINUED OPERATIONS

     The loss on discontinued operations for the year ended December 31, 2005 was approximately $7,000. For the three months ended June 30, 2006, this same loss was approximately $35,000 versus approximately $51,000 for the four months ended June 30, 2005. The loss on discontinued operations for the six months ended June 30, 2006 and 2005 was approximately $56,000 and $89,000, respectively. This loss represents the loss incurred on our subsidiary, InfoCenter, Inc., through which Budget carried on its operating business activities in the current period. Pursuant to the terms of the Distribution Agreement noted above, the distribution of the InfoCenter, Inc. subsidiary is required to be completed on or before August 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2005, our principal source of liquidity consisted of approximately $1,242,000 in cash and cash equivalents. As of June 30, 2006, we had approximately $639,000 in cash. These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we may need to raise additional funds through additional equity or debt financing or from other sources in order to develop, market and sell our software and verification products.

     All of our convertible preferred debentures issued to date contain, as a condition of default, that our registration statement become effective within 180 days from the closing date on the offering in which they were acquired by investors. In the event of default, as would only be finally determined judicially, we would be required to pay to investors, the "Mandatory Prepayment Amount" which would equal the sum of (i) the greater of: (A) 250% of the principal amount of debentures to be prepaid, plus all accrued and unpaid interest thereon, or (B) the number of shares issuable upon conversion of the debenture in full on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the Closing Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the debentures. We believe that the determination as to whether a default existed or currently exists could be made only judicially and would be influenced by the timing of the issuance of certain series of the debentures in conjunction with the fact of the reorganization whereby we acquired Budgethotels Network, Inc. in a reverse-acquisition. In addition, we believe we would have certain legal defenses available to us in the event that a judicial determination was made that we were in default as a result of our inability to have our registration statement effective pursuant to this provision of the debentures. None of our investors has, to date, provided us with any indication that they would enforce this provision and we have obtained written waivers dated as of September 1, 2006 from all such affected investors in respect of past and present enforcement of this provision and further waiving any and all payments in respect thereof including any liquidated damages, as well as an agreement not to seek any enforcement indefinitely from the date of the waiver. As a result, we believe, and our auditors at the time of our most recent audit agreed with this conclusion, that no contingent liability is necessary to be recognized on our financials for this possible default. In the event that we would not have been able to obtain the waivers and we would be found to be in default, the liability would potentially be approximately $7.5 million.

      On February 29, 2005, Budget signed an agreement (the "Exchange Agreement") to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to receive the balance of the shares upon consummation of a reverse 1-for 10 split of our common stock (the "Reverse Split") or other corporate action making new shares available for issuance. The agreement was effective on April 29, 2005 subject only to the approval of the Reverse Split. Pursuant to the Exchange Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and paid an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on July 19, 2005. The Reverse Split became effective on July 13, 2005 and an additional 19,510,255 shares of our common stock was then issuable to the former sole stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2%, in the aggregate of the outstanding common stock of the Company at that time.

      As a result of the Exchange, we became the successor to Edentify's obligations under agreements entered into prior to the Exchange. The primary obligations assumed were those obligations resulting from the issuance of convertible debentures by Edentify in December 31, 2004 and in April, 2005 as part of private offerings completed by Edentify and the purchase of software and verification technology for cash, debt, and securities from Edentification, Inc. ("Edentification"). Part of the obligations assumed in connection with the Edentification acquisition included repayment of certain debts of Edentification as set forth in the transaction documents.

      The aggregate consideration to be paid for the technology purchased from Edentification was $100,000 cash plus 772,501 shares of common stock, warrants to purchase an additional 160,873 shares of common stock of the Company (the surviving corporation in the Acquisition transaction) exercisable at $2.50 per share and 160,873 shares of common stock of the Company exercisable at $5.00 per share; an assumption of debt totaling $127,000; and a convertible note agreement for $260,000. Edentification was one of the nominees of Mr. DeFranco designated to be issued shares as part of the Acquisition by Budget. In connection with our purchase of software and verification technology from Edentification, in September 2005, we entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and we are required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (6.75% as of September 30, 2005). We were required to pay $127,000 into a cash collateral account as required by the terms of the note agreement.

      To finance the repayment of the debts incurred pursuant to the Edentification acquisition agreements, on April 28, 2005, Edentify issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006 and prepaid interest to this lender. As a result of the assumption of this obligation from Edentify, the lender has the right to convert the unpaid principal amount into shares of our common stock at a price per share of $1.00 on a post-Reverse Split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.

      The December 2004, issuance by Edentify of convertible debentures in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of our common stock (as a result of the Acquisition) in a private placement, resulted in aggregate proceeds to the Company of $300,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009. In December 2005, the debenture holders exercised 2,000,000 warrants for which the Company received gross proceeds of $300,000. The convertible debenture was issued with a $300,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      The April 2005, issuance by Edentify of convertible debentures in principal amount of 8% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of our common stock (as a result of the Acquisition) in a private placement, resulted in aggregate proceeds to the Company of $600,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21 2010. The convertible debenture was issued with a $600,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      Our August 2005 issuance of convertible debentures in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement, resulted in aggregate proceeds to the Company of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010. The convertible debenture was issued with a $1,000,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      As a result of the transaction with face2face (See section entitled "Asset Acquisitions" above), InMotion paid face2face $1,000 upon execution of the Development Agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies and we became bound by an agreement to issue in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") to be delivered to face2face as follows: 2,500,000 Shares at closing of the transaction, 2,500,000 Shares upon acceptance by us of the product under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between us and a customer relating to the product. We also were required to issue a warrant, at closing, to face2face to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share.

      Under EITF 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, the Company recorded the issuance and delivery of the 2,500,000 shares of the Company's common stock and 1,000,000 warrants as an investment in the licensed technology as the performance criteria of executing the agreement were met as of December 31, 2005. The Company will record the remaining delivery of 5,000,000 shares of common stock as follows: 1) 2,500,000 shares upon acceptance of the product by the Company at the fair value of the Company's stock at the date of acceptance 2) 2,500,000 shares upon the closing of s sublicense or other agreement between the Company and a customer relating to the product at the fair value of the Company's common stock at the date this requirement is met. Accordingly, the Company has recorded this licensed technology of $2,545,806 under the caption "Intangibles" as of December 31, 2005.

      After further development of this technology, and / or at the commencement of sales of products using this technology, the Company will begin to amortize, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.

      In conjunction with a consulting agreement entered into by us with Redwood Consultants, LLC in September 2005, we agreed to issue 700,000 shares of our common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement unless terminated earlier.

      Our December 2005 issuance of convertible debentures in principal amount of 6% senior convertible debentures due on December 10, 2007, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement, resulted in aggregate proceeds to the Company of $1,050,000. Interest is due quarterly at a rate of 6% per annum on the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010. The convertible debenture was issued with a $1,050,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      Interest has accumulated on the convertible debentures we have issued to date, specifically, in the amount of $29,733.33 (on the December, 2004 Series), $39,255.56 (on the April, 2005 Series), $34,250.00 (on the Sept, 2005 Series)
and $19,625.00 (on the Dec. 2005 Series). Of the interest accumulated to date, we have agreements with certain of our investors to defer the payment of interest rather than pay when due under the various debentures.

As of June 30, 2006, the debenture holders and lenders had not converted any portion of their note or debentures.

     Because of our long-term capital requirements, we may seek to access the public equity market whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Any additional funding may result in significant dilution and could involve the issuance of securities with rights, which are senior to those of existing stockholders. We may also need additional funding earlier than anticipated, and our cash requirements, in general, may vary materially from those now planned, for reasons including, but not limited to, changes in our development and sales and marketing efforts, competitive and technological advances and higher than anticipated expenses and lower than anticipated revenues from the sale of our products.

     There can be no assurances that we will raise adequate funds from these or other sources, which may have a material adverse effect on our ability to develop, market and sell our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We had approximately $1,242,000 in cash and cash equivalents at December 31, 2005 and approximately $217,000 in cash and cash equivalents as of March 31, 2006. To the extent that our cash and cash equivalents exceed our near term funding needs, we invest the excess cash in three to six month high quality interest bearing financial instruments. We employ established conservative policies and procedures to manage any risks with respect to investment exposure.

     We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

Description of Property.

     Edentify leases approximately 2,819 square feet of space for its headquarters at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania. The lease is for a term of three years with monthly payments of rent and a proportionate share of building operating expenses. Both the rent amount and the operating expense payments have provisions for increases which are pro-rated per month for the remaining months on the lease.

Certain Relationships and Related Party Transactions.

     The acquisition of Edentify, Inc. by Budgethotels Network, Inc. by means of a share exchange (the "Acquisition") as described above was effective as of March 29, 2005. As a result of the Acquisition, certain institutional investors of Edentify (i.e., Bridges & Pipes, LLC, Bushido Capital Master Fund, L.P., and Gamma Capital Opportunity Fund, L.P.) became our shareholders.

     The December, 2004 issuance of securities (assumed from Edentify, Inc.) consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior secured convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement to two institutional investors. These warrants were exercised for cash in December, 2005. The investors were granted registration rights for the shares underlying their conversion of the debentures and the exercise of the warrants.

     The April, 2005 issuance of securities (assumed from Edentify, Inc.) consisted of an aggregate of $600,000 in principal amount of 6% senior secured convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement to two institutional investors from the December, 2004 offering as well as another institutional investor. Interest is due quarterly at the rate of 6% per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010. The investors were granted registration rights for the shares underlying their conversion of the debentures and the exercise of the warrants.

     These same institutional investors were also the must significant investors in our August, 2005 private offering as well as participating in our December, 2005 and May, 2006 private offering. (See "Description of Securities" p.16, above).

     In addition, as part of the May, 2006 offering, one of our directors, Mark Gelnaw purchased $50,000 principal amount 6% Senior Secured convertible debentures and warrants. These securities are convertible/exercisable into 200,000 shares of our common stock. Mr. Gelnaw's investment was approved by the board with Mr. Gelnaw abstaining from the vote.

     Craig DeFranco, our Controller, and an employee of the Company, is a family member of our Chief Executive Officer and receives a salary of $70,000 annually for his services.

Market for Common Equity and Related Stockholder Matters

     Our Common Stock is presently quoted, under the symbol "EDFY" on the OTC Bulletin Board. Prior to July 2005, our symbol was "BUDH". In July 2005, the symbol was changed as a result of our name change. Set forth below are the high and low closing bid quotations for our common stock for each quarter of the last two full fiscal years and a portion of the current year, as reflected on the electronic bulletin board. The quotations listed below represent prices between dealers and do not include retail mark-up, markdown or commission, and there can be no assurance that they represent actual transactions.

                                FISCAL YEAR 2006

Quarter    High    Low
-------   -----   -----
  1st     $0.80   $0.60
  2nd     $2.00   $0.60

                                FISCAL YEAR 2005

Quarter    High    Low
-------   -----   -----
  1st     $0.81   $0.25
  2nd     $0.75   $0.42
  3rd     $1.18   $0.41
  4th     $0.75   $0.56

                                FISCAL YEAR 2004

Quarter    High    Low
-------   -----   -----
  1st     $0.60   $1.10
  2nd     $0.90   $0.40
  3rd     $0.65   $0.25
  4th     $0.59   $0.26

                                  STOCKHOLDERS

          As of August 18, 2006, there were approximately 74 holders of record of our common stock. Because a substantial portion of our shares are held by a depository company in nominee name, we believe the number of beneficial owners of the securities is substantially greater than 74.

                                    DIVIDENDS

          We have not paid any dividends on our common stock. Our notes prohibit the payment of dividends. There are no plans to declare dividends in the immediate future.

-

Executive Compensation.

                 EXECUTIVES' ANNUAL AND LONG-TERM COMPENSATION

                                                                  LONG-TERM COMPENSATION
                                                            ---------------------------------
                                              ANNUAL                  AWARDS
                                           COMPENSATION     -----------------------
                                         ----------------   RESTRICTED   SHARES
     NAME AND PRINCIPAL                   SALARY            STOCK        UNDERLYING
          POSITION            YEAR(1)       ($)     BONUS   AWARDS       OPTIONS      PAYOUTS
---------------------------   ------     --------   -----   ----------   ----------   -------
Terrence M. DeFranco,
   Chief Executive Officer    2005       $117,500    -0-        n/a      416,667(1)     n/a
Thomas J. Harkins,
   Chief Operating Officer    2005       $ 75,000    -0-        n/a      208,333(2)     n/a
Kenneth R. Vennera,
   General Counsel/
   Chief Legal Officer        2005          -0-      -0-        -0-          -0-        -0-

Notes

(1)  Edentify did not pay any compensation in 2004.

                OPTION/WARRANT GRANTS IN CAST FISCAL YEAR (2005)

                                           PERCENT
                          NUMBER OF        OF TOTAL
                          SECURITIES       GRANTS
NAME AND PRINCIPAL        UNDERLYING       TO EMPLOYEES       EXERCISE       EXPIRATION
     POSITION             OPTIONS          IN FISCAL YR       PRICE          DATE
------------------        ----------       ------------       --------       ---------------
Terrence DeFranco,         416,667            35.62%             (1)         5 yrs from date
   CEO                                                                          of grant
Thomas J. Harkins          208,333            17.81%             (2)         7 yrs from date
   COO                                                                          of grant

Notes

(1) 1/3 exercisable at $0.75 per share, 1/3 exercisable at $2.00 per share and 1/3 exercisable at $5.00 per share.

(2)  Exercisable at $0.75 per share.

                 AGGREGATED OPTION/WARRANT EXERCISES AND FY-END
                              OPTION/WARRANT VALUES

                                                                     No. of Securities          Value of Unexercised
                        Shares Acquired on                        Underlying Unexercised    In-the-Money Options/Warrants
                            Exercise (1)    Value Realized ($)  Options/Warrants at FY-End        at FY-End ($) (2)
                        ------------------  ------------------  --------------------------  -----------------------------
Terrence DeFranco, CEO          n/a                 n/a                   416,667                         0
Thomas Harkins, COO             n/a                 n/a                   208,333                         0

----------
(1)  No options were exercised as of December 31, 2005.

(2)  None of the options granted were in the money.

                               Board Compensation

As approved by our board in March, 2006 and retroactive to January 1, 2006, our directors receive the following compensation for serving on our board:

1. The sum of $2,000 per month (the "Total Due") of actual service on the Board payable (for the calendar year 2006) as follows:

     (a) 50% of the Total Due for such period by check and

     (b) such number of restricted shares of the common stock of the Company equal to 50% of the Total Due for such period divided by the closing price of the Company's common stock as quoted on the OTC Bulletin Board on the last trading day of the respective quarter.

2. Reimbursement of reasonable expenses not in excess of $750 per quarter (without prior approval by the Chief Executive Officer of the Company).

3. Payment in respect of amounts due pursuant to paragraphs 1 or 2 above is made in arrears on the last business day of each respective calendar quarter of service (or the next business day if such day is a Saturday, Sunday or federal holiday).

4. For each year of actual service, one (1) warrant, with an expiration date 5 years after issuance, to purchase 50,000 shares of common stock of the Company, issued on the first day of the year in which service is to take place, with an exercise price equal to 110% of the closing price of the Company's common stock as quoted on the OTC Bulletin Board on the first trading day of the calendar year in which such service takes place, provided however, that such warrant may only be exercised, in part, once per quarter, on or after the last business day of each quarter of actual service, for no more than 12,500 shares per quarter.

5. Additional compensation to be granted to those board members serving on Audit and Compensation Committees in the sole discretion of the Board.

                         EDENTIFY, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Certified,
Public Accounting Firm. ......................................   F-2

Consolidated Balance Sheets at December 31, 2004 and 2005 ....   F-3

   Consolidated Statements of Operations for each of the years
   ended December 31, 2004 and 2005 ..........................   F-4

   Consolidated Statements of Changes in Stockholders' Equity
   and Comprehensive (Loss) for each of the years ended
   December 31, 2004 and 2005 ................................   F-5

   Consolidated Statements of Cash Flows for each of the years
   ended December 31, 2004 and 2005 ..........................   F-6

   Notes to Consolidated Financial Statements ................   F-7

Consolidated Balance Sheets at June 30, 2006 (unaudited) .....  F-19

   Consolidated Statements of operations for the Quarter ended
   June 30, 2006 (unaudited) .................................  F-20

   Consolidated Statements of Cash Flows for the Quarter ended
   June 30, 2006 (unaudited) .................................  F-22

   Notes to Consolidated Financial Statements ................  F-23

[HLB COMPANY LOGO] CINNAMON JANG WILLOUGHBY & COMPANY

Chartered Accountants
A PARTNERSHIP OF INCORPORATED PROFESSIONALS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of Edentify, Inc.:

     We have audited the consolidated balance sheet of Edentify, Inc. and the consolidated statements of loss and deficit, amended cash flows and stockholders' equity for the years ended December 31, 2005 and 2004. These amended consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these amended consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether these financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these amended consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

     As described in note 14 to the amended consolidated financial statements, the accompanying amended consolidated financial statements of Edentify, Inc. as of December 31, 2005 have been restated. On March 21, 2006 (July 19, 2006 as to the effects of the restatements described in note 14) we reported separately to the stockholders of Edentify, Inc. on consolidated financial statements for the same period, audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) and prepared in accordance with accounting principles generally accepted in the United States.


                                        /s/ "Cinnamon Jang Willoughby & Company"

                                                   Chartered Accountants

Burnaby, Canada
March 21, 2006 (July 19, 2006 as to the effects of the restatements described in note 14)

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A WORLD-WIDE ORGANIZATION OF ACCOUNTING FIRMS AND BUSINESS ADVISORS.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS

                                                    December 31,   December 31,
                                                        2004           2005
                                                    ------------   ------------
                       ASSETS
Current assets:
   Cash                                             $    71,932     $ 1,242,225
   Accounts receivable                                       --              --
   Prepaid expenses                                      22,500       1,031,919
   Other assets                                              --         130,961
   Accounts receivable - related party                       --              --
                                                    -----------     -----------
      Total current assets                               94,432       2,405,105
                                                    -----------     -----------
Property and equipment, net                               5,343       1,331,316
                                                    -----------     -----------
Intangibles, net (Note 6)                                    --       2,545,806
                                                    ===========     ===========
      Total assets                                  $    99,775     $ 6,282,227
                                                    ===========     ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

   Accounts payable                                 $     9,523     $    18,507
   Notes payable (Note 7)                                    --         387,160
   Payroll taxes payable                                     --          19,660
   Related party payable
   Unearned revenue                                                      19,444
   Distribution payable                                 240,338          75,292
   Accrued expenses and other current liabilities            --         623,473
   Current portion of long-term debt                         --         150,000
                                                    -----------     -----------
   Total current liabilities                            349,861       1,293,536
                                                    -----------     -----------
   Long-Term debt (Note 7)                              100,000         410,417
Commitments and contingencies
Stockholders' equity:

   Common stock, $0.001 par value; 50,000,000
      shares authorized; 24,501,425 and
      24,851,425 shares issued and outstanding           24,501          24,851
   Additional paid-in capital                         1,516,437       8,459,289
   Accumulated deficit                               (1,791,024)     (3,905,866)
                                                    -----------     -----------
   Total liabilities & stockholders' equity         $    99,775     $ 6,282,227
                                                    ===========     ===========

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Cumulative Period
                                                For The Year     For The Year      August 27, 2004
                                               Ended December   Ended December   (inception) through
                                                  31, 2004         31, 2005       December 31, 2005
                                               --------------   --------------   -------------------
Revenues:
Sales, net                                      $        --      $       556         $       556
                                                -----------      -----------         -----------
Total revenues:                                          --              556                 556
Cost of sales                                            --            8,483               8,483
                                                -----------      -----------         -----------
Gross profit                                             --           (7,927)             (7,927)
                                                -----------      -----------         -----------
Operating expenses:
Research & development                                   --           83,333              83,333
Selling expenses                                         --           83,583              83,583
General & administrative expenses                    14,748        1,266,174           1,280,922
Depreciation                                             --            3,554               3,554
Bad debt expense                                         --               --                  --
                                                -----------      -----------         -----------
Total operating expenses                             14,748        1,436,644           1,451,392
Other income/(expense):
Other income/(expense)                                   --             (162)               (162)
Financing costs                                                     (560,417)           (560,417)
Interest income                                          --            1,742               1,742
Interest expense                                         --         (104,729)           (104,729)
                                                -----------      -----------         -----------
Total other income/(expense)                             --         (663,566)           (663,566)
                                                -----------      -----------         -----------
Net loss from operations before income taxes        (14,748)      (2,108,137)         (2,122,885)
Income tax expense                                       --               --                  --
                                                -----------      -----------         -----------
Net loss from continuing operations             $   (14,748)     $(2,108,137)        $(2,122,885)
Discontinued Operations
(Loss)/income on discontinued operations of
   subsidiary                                            --           (6,705)             (6,705)
                                                -----------      -----------         -----------
Net Loss                                        $   (14,748)     $(2,114,842)        $(2,129,590)
                                                ===========      ===========         ===========
Basic and diluted loss per common share
   Continued Operations                         $      (.00)     $      (.09)        $      (.09)
   Discontinued Operations                      $      (.00)     $       .00         $      (.00)
                                                -----------      -----------         -----------
Net Loss                                        $      (.00)     $      (.09)        $      (.09)
                                                ===========      ===========         ===========
Weighted average shares outstanding              24,501,425       24,596,217          24,572,519
                                                ===========      ===========         ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 EDENTIFY, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE CUMULATIVE PERIOD AUGUST 27, 2004 (INCEPTION) THROUGH DECEMBER 31, 2005

                                                                                                        Retained
                                                    Common Stock                           Accum.       Earnings        Total
                                                 -------------------    Additional     Comprehensive  (Accumulated  Stockholders'
                                                   Shares     Amount  paid-in-capital       Loss        Deficit)        Equity
                                                 ----------  -------  ---------------  -------------  ------------  -------------
Balance - August 27, 2004                             1,000  $    --   $     5,000                    $        --    $     5,000
Recapitalization for retroactive effect of
   reverse acquisition                           24,500,425   24,501     1,511,437                     (1,776,276)      (240,338)
Net income for the year ended December 31, 2004                                                           (14,748)       (14,748)
                                                 ----------  -------   -----------          ---       -----------    -----------
Balance - December 31, 2004                      24,501,425   24,501     1,516,437           --        (1,791,024)      (250,086)
                                                 ==========  =======   ===========          ===       ===========    ===========
Fair value ascribed to debenture beneficial
   conversion features and related warrants                               300,000                                        300,000
Fair value ascribed to debenture beneficial
   conversion features and related warrants                                600,000                                       600,000
Fair value ascribed to debenture beneficial
   conversion features and related warrants                              1,000,000                                     1,000,000
Fair value ascribed to debenture beneficial
   conversion features and related warrants                              1,050,000                                     1,050,000
Warrants exercised in connection with
   convertible debenture                                                   300,000                                       300,000
Fair value ascribed to software and
   verification technology purchased in
   conjunction with reverse acquisition                                    806,082                                       806,082
Fair value ascribed to license, development,
   and share and warrant issuance agreement
   with face2face                                                        2,545,806                                     2,545,806
Issuance of Common Stock for services provided      350,000      350       254,800                                       255,150
Warrants issued for services provided                                       86,164                                        86,164
Net loss for the year end December 31, 2005                                                            (2,114,842)    (2,114,842)
                                                 ----------  -------   -----------          ---       -----------    -----------
Balance as of December 31, 2005                  26,851,425   24,851     8,459,289           --        (3,905,866)     4,578,274
                                                 ==========  =======   ===========          ===       ===========    ===========

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (RESTATED)
                                 (See Note 14)

                                                                                             Cumulative
                                                                                               Period
                                                                                          August 27, 2004
                                                           For the Year    For the Year     (inception)
                                                              Ended           Ended           through
                                                           December 31,   December 31,      December 31,
                                                               2004            2005            2005
                                                          -------------   -------------   ---------------
Cash flows from operating activities:
   Net loss from continuing operations                      $(14,748)      $(2,108,137)    $  (2,122,885)
   Net (loss) / income from discontinued operations         $     --       $    (6,705)    $      (6,705)
Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation of property and equipment                         --             3,554             3,554
   Amortization of deferred financing costs                       --           560,417           560,417
   Common stock issued for services                               --           255,150           255,150
   Options and Warrants issued for services                       --            86,164            86,164
Changes in assets and liabilities:
   Prepaids                                                  (22,500)       (1,009,419)       (1,031,919)
   Other current assets                                           --          (130,961)         (130,961)
   Accounts payable, trade                                     9,523             8,984            18,507
   Payroll tax payable                                            --            19,660            19,660
   Deferred revenue                                               --            19,444            19,444
   Dividend payable                                            5,000          (165,046)         (160,046)
   Other liabilities and accrued expenses                         --           623,473           623,473
                                                            --------       -----------     -------------
   Net cash used in operating activities                     (22,725)       (1,843,422)       (1,866,147)
                                                            --------       -----------     -------------
Cash flows from investing activities:
   Purchase of software and verification technology               --          (487,000)         (487,000)
   Purchase of property and equipment, net                    (5,343)          (36,445)          (41,788)
                                                            --------       -----------     -------------
   Net cash used in investing activities                    $ (5,343)      $ (523,,445)         (528,788)
                                                            --------       -----------     -------------
Cash flows from financing activities:
   Proceeds from borrowings                                 $100,000       $ 3,237,160         3,337,160
   Proceeds from exercising of warrants                           --           300,000           300,000
                                                            --------       -----------     -------------
   Net cash provided by financing activities                 100,000         3,537,160         3,637,160
                                                            --------       -----------     -------------
   Net decrease (increase) in cash and cash equivalents       71,932         1,170,293         1,242,225
Cash and cash equivalents at beginning of period                  --            71,932                --
                                                            --------       -----------     -------------
Cash and cash equivalents at end of period                  $ 71,932       $ 1,242,225     $   1,242,225
                                                            ========       ===========     =============
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                $     --       $ 6,295,806     $   6,295,806
                                                            ========       ===========     =============
   Options and Warrants issued for services                 $     --       $    86,164     $      86,164
                                                            ========       ===========     =============
   Common stock issued for acquisition of software
      technology                                            $     --       $   806,082     $     806,082
                                                            ========       ===========     =============
   Common stock issued in disposition of debt               $     --       $        --     $      10,000
                                                            ========       ===========     =============
   Common stock issued for services                         $     --       $   255,150     $     255,150
                                                            ========       ===========     =============

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  EDENTIFY, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)
         Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1: COMPANY DESCRIPTION

     Edentify, Inc. ("Edentify") was formed in August 2004 with the objective of becoming a leader in the development and deployment of data analysis technology-based solutions for the prevention of identity theft and fraud. It is currently a later development-stage company and expects shortly to begin a period of increased growth. Edentify will seek to fulfill its goals by analyzing the means by which identity crimes are perpetrated and through the development of new technologies and procedures to assist corporations, the government and consumers in the fight against identity fraud and related crime.

     Edentify owns the intellectual property rights to two strategic approaches for the detection and prevention of identity fraud. They are (1) an information-based data analysis and monitoring approach and (2) a biometric technology-based approach.

     The first approach, the operations of which are carried our through our wholly-owned subsidiary, Edentify, Inc. (Delaware), is a patented information-based approach that analyzes identity data information for individuals in large databases and is capable of detecting and scoring incidences of identity manipulation and potential theft (Identity Quotient Index(TM)). The forerunner of this technology is currently used in screening identities used for new checking account applications at nearly every major bank in the U.S. Edentify will continue to market this technology to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments.

     The second approach is a biometric technology that will be marketed through and is named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"). This novel set of algorithms combines face and voice recognition techniques for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Additionally, the system is designed as a multi-modal platform capable of combining the reading of two or more biometric technologies simultaneously

     Edentify currently markets its data analysis technology directly and through channel partners. The biometric technology is currently under development and, upon completion will be marketed through strategic partners as OEMs or value added resellers. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a defensively-robust enrollment and subsequent identity protection system.

NOTE 2: REORGANIZATION

     On February 29, 2005, BudgetHotels Networks, Inc. ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to receive the balance of the shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Acquisition"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on or before July 31, 2005. Both amounts were paid to Budget in July 2005.

     The Company subsequently effected a 1-for-10 reverse split of our capital stock (the "Reverse Split"). Upon the Reverse Split becoming effective in July, 2005, we issued a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the Reverse Split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, had a total of approximately 24,501,000 shares of common stock issued and outstanding.

     Prior to the Closing Date of the Acquisition, Budget executed a Distribution Agreement with its subsidiary InfoCenter, Inc., through which Budget carried on its then-current operating business activities, pursuant to which Budget will agree to distribute the shares of InfoCenter, Inc., to the stockholders of record of Budget as of a record date immediately prior to the Closing Date of the transaction with Edentify. Distribution of the shares of InfoCenter, Inc. is intended but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by InfoCenter, Inc. Under the terms of the Agreement, and the subsequent amendment thereof on January 30. 2006, the distribution is required to be completed on or before August 31, 2006.

     The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America.

     The Acquisition resulted in the owners and management of Edentify having effective operating control of the combined entity after the acquisition, with the existing Budget investors continuing as only minority shareholders.

     Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

NOTE 3: BASIS OF PRESENTATION

     The above mentioned financial statements include the accounts of Edentify, Inc., (the "Company") a Nevada corporation, and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

     These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC.

NOTE 4: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition whereby persuasive evidence of arrangement exists, delivery of the product or service has occurred, the fee is fixed and determinable, acceptance has occurred and collectibility is probable.

     The Company may enter into service agreements with its clients whereby the Company will receive up-front license fees for granting use of the Company's proprietary software. Any non-refundable portion of these license fees received upon execution of these agreements would be recognized ratably over the service agreement term. The remaining portion of the up-front license fee would also be recognized ratable over the term of the agreement only after acceptance has occurred. In the event the contract term is infinite, the up-front fee would be recognized systematically over the period fees are estimated to be earned.

CASH & CASH EQUIVALENTS

     For purposes of cash flow, cash consists of unrestricted cash balances held at area banks, and cash held in escrow.

PROPERTY AND EQUIPMENT

     Property and Equipment is stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful life of the assets (5 to 10 years).

INTANGIBLES

     Intangible assets are stated at cost. Amortization is provided using the straight-line method, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.

INCOME TAXES

     Edentify, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and Liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

     As of December 31, 2005, operations have not commenced. Deferred taxes, if recorded, would be the difference between the amount of pre-organization costs deferred until operations begin and the accumulated deficit at December 31, 2005.

STOCK BASED COMPENSATION

     The Company follows Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." We chose to apply Accounting Principal Board Opinion 25 and related interpretations in accounting for stock options granted to our employees.

     The Company provides pro forma disclosures of compensation expense under the fair market value method of SFAS No. 123, "Accounting for Stock-Based Compensation," and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

The weighted average assumptions used for the years presented are as follows:

                                             2005
                                           --------
Risk-free interest rate                        4.37%
Expected dividend yield                          --
Expected lives                                3 yrs
Expected volatility                             196%

Weighted average market value of options
   and warrants issued in the year 2005    $297,000

If compensation cost for the Company's option plan had been determined using the fair value method at the grant dates, the effect on the Company's net loss and loss per share for the years ended December 31, 2004, and 2005 would have been as follows:

                    (In thousands except for per share data)

                                                     December 31,   December 31,
For the years ended:                                     2004           2005
--------------------                                 ------------   ------------
Net (loss)as reported                                   $  (15)       $(2,903)
Add: Stock based compensation included in net loss
as reported,
net of related tax effects                                  --             --
                                                        ------        -------
Deduct: Stock based compensation determined under
fair value based
method for all awards, net of related tax effects           --           (297)
                                                        ------        -------
Pro forma - net loss                                    $  (15)       $(3,200)
                                                        ======        =======
Basic and diluted loss
per share - as reported                                 $(0.00)       $ (0.12)
                                                        ------        -------
Basic and diluted loss
per share - pro forma                                   $(0.00)       $ (0.13)
                                                        ======        =======

For stock warrants granted to non-employees, the Company measures fair value of the equity instruments utilizing the Black-Scholes method if that value is more reliably measurable than the fair value of the consideration or service received. The Company amortizes such cost over the related period of service.

The exercise price of all stock warrants granted was equal to or greater than the fair market value of the underlying common stock as defined by APB 25 on the date of the grant.

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The Company computes net income (loss) per share in accordance with FSAS No.
128 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury method and convertible preferred shares using the if converted method. In computing diluted EPS, the average shares price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

COMPREHENSIVE INCOME (LOSS)

SFAS No. 130 "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2005, the company has no items that represent a Comprehensive loss in the financial statements.

FINANCIAL INSTRUMENTS

The fair values of cash, accounts receivable, other assets, accounts payable and accrued liabilities, notes payable, related party payables, payroll taxes payable and long-term debt approximate their carrying values due to the immediate or short term maturity of these financial instruments.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

As per FIN 46(R), "Consolidation of Variable Interest", applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. There is no impact on the Company's financial statements.

FOREIGN CURRENCY TRANSLATION

The functional and reporting foreign currency is the United States dollar. Foreign currency transactions are occasionally undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re measured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES

The debenture issuances and related embedded conversion features and warrants issuances were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27: Application of issue No. 98-5 to certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method. Any discount derived from determining the fair value of the warrants is amortized to financing costs over the remaining life of the debenture. The unamortized discount upon the conversion of the debentures is expensed to financing cost on a pro-rata basis.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003 the FASB issued interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. Interpretation 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. Interpretation 46 applies to any business enterprise both private and public that has a controlling interest, contractual relationship or other business relationship with a variable interest entity. The Company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption did not have any impact on the Company's consolidated financial position, results of operations or cash flows.

On April 30, 2003 the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Statement 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, Statement 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. Statement 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of Statement 149 did not have any effect on the Company's consolidated financial position, results of operations or cash flows.

On May 15, 2003 the FASB issued Statement No. 150, Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatory redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. Statement 150 is effective for all financial instruments created or modified after May 31, 2003 and to other instruments as of September 1, 2003. The Company's reporting of convertible debt is in compliance with this statement.

In 2004, FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This revised pronouncement requires that all stock options and warrants be accounted for using the Fair Value Method. This pronouncement will impact on the Company, as the Company currently accounts for all options and warrants using the Intrinsic Value Method.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. There is no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, Exchanges of Non-monetary Assets.@ The statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, FASB issued SFAS Statement No 154 Accounting Changes and Error Corrections requiring retrospective application to prior periods financial statements of a change in an accounting policy. The company believes that the adoption of this standard will have no material impact on its financial statements.

NOTE 5: SOFTWARE AND VERIFICATION TECHNOLOGY PURCHASE

     On March 31, 2005 the Company entered into an agreement to purchase software and verification technology for cash, debt, and securities. The aggregate consideration to be paid for the technology will be $100,000 cash plus 4.767% of the issued and outstanding shares of common stock, warrants to purchase an additional 41.67% of the number of shares issued to such recipients of the stock (representing 4.767% of the issued and outstanding common stock of the surviving corporation), an assumption of debt totaling $127,000 (See Note
7), and a convertible note agreement for $260,000 as more fully described in
Note 7.

At December 31, 2005, all amounts due in respect hereof were paid in full. The Company valued total consideration for the software as follows:

Cash                  $  100,000
Stock valuation          805,522
Debt assumption          127,000
Convertible note         260,000
Warrants                     560
                      ----------
Total consideration   $1,293,082
                      ==========

NOTE 6: OTHER INTANGIBLE ASSETS

     On August 29, 2005, the Company's wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with face2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology.

     As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

     As part of the same transaction, InMotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies.

     As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, The Company issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     Under EITF 96-18 Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with, Selling Goods or Services, the Company recorded the issuance and delivery of the 2,500,000 shares of the Company's common stock and 1,000,000 warrants as an investment in the licensed technology as the performance criteria of executing the agreement were met as of December 31,2005. The Company will record the remaining delivery of 5,000,000 shares of common stock as follows: 1) 2,500,000 shares upon acceptance of the product by the Company at the fair value of the Company's stock at the date of acceptance 2) 2,500,000 shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the product at the fair value of the Company's common stock at the date this requirement is met. Accordingly, the Company has recorded this licensed technology of $2,545,806 under the caption "Intangibles" as of December 31, 2005.

     After further development of this technology, and/or at the commencement of sales of products using this technology, the Company will begin to amortize, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.

The Company valued total consideration for the software as follows:

Common Stock          $1,875,000
Warrants                 670,806
                      ----------
Total Consideration   $2,545,806
                      ==========

     The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method. The carrying amount of intangibles is reviewed for recoverability when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recovered.

NOTE 7: DEBT

Long-term notes payable at December 31, 2005 consisted of the following:

Convertible Debentures   $ 2,650,000
Less Discounts            (2,239,583)
                         -----------
Total Long term debt     $   410,417
                         ===========

     On December 31, 2004, the Company issued an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $300,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at a rate of 8% per annum on the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009. The convertible debenture was issued with a $300,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black-Scholes method. The discount is being amortized as financing costs over the two year life of the debenture. On December 10, 2005, the debenture holders exercised 2,000,000 warrants for which the Company received gross proceeds of $300,000.

     On April 21, 2005, we issued an aggregate of $600,000 in principal amount of 8% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement for aggregate proceeds of $600,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at a rate of 8% per annum on the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21 2010. The convertible debenture was issued with a $600,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

     On August 29, 2005, we issued an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at a rate of 6% per annum on the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010. The convertible debenture was issued with a $1,000,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

     As of December 10, 2005, we issued an aggregate of $ 1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2007, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement. Interest is due quarterly at a rate of 6% per annum on the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010. The convertible debenture was issued with a $1,050,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

     As of December 31, 2005, the debenture holders and lenders had not converted any portion of their note or debentures.

     The convertible debentures noted above were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27:
Application of issue No. 98-5 to certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method.

     On April 28, 2005 we issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006. The Company prepaid interest in the amount of $26,000 to the lender. The lender has the right to convert the unpaid principal amount into shares of Company's common stock at a price per share of $1.00 on a post-1-for-10 reverse split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.

     In connection with the Company's purchase of software and verification technology (See Note 5 above), the Company, in September 2005 entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and the Company is required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (6.75% as of September 30, 2005). The company was required to pay $127,000 into a cash collateral account as required by the terms of the note agreement. The Company has accounted for this amount as an other asset as of December 31, 2005.

NOTE 8: COMMITMENTS AND CONTINGENCIES

     The Company entered into an operating lease for office facilities that expires over the next three years. The facilities were occupied on May 23, 2005, and the lease expires on May 31, 2008. Future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 2005 are as follows:

YEARS ENDING DECEMBER 31:
-------------------------
2006.....................     41,293
2007.....................     42,327
2008.....................     20,524
2009.....................      1,665
2010.....................      1,328
                            --------
TOTAL....................   $107,137
                            ========

NOTE 9: CONSULTING AGREEMENT

     On September 19, 2005, the Company entered into a one year consulting agreement with Redwood Consultants, LLC to assist the Company with its investor relations activities. Redwood Consultants is a full-service investor relations firm headquartered in Novato, Calif., Redwood Consultants specializes in creating credible awareness of its clients' corporate potential to the financial community through communications with analysts, market makers, institutions, retail stockbrokers, and individual investors nationwide. In consideration for entering into this agreement, the Company agreed to issue 700,000 shares of its common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement. The Company recorded the transaction as prepaid investor relations of $255,150 based upon the fair value of the Company's common stock upon the date of the agreement and will incur expense ratably over the term of the agreement.

NOTE 10: EMPLOYMENT AGREEMENTS

     Effective on April 29, 2005, we assumed the employment contract with Terrence DeFranco, who was appointed by our Board as the Chief Executive Officer and Chairman effective upon the closing of the Acquisition. The term of the agreement is for a period of three years and is terminable for cause. In connection with his employment, Mr. DeFranco was granted options to purchase a total of 1,250,000 shares of our common stock, at exercise prices varying from $0.75 to $5.00 per share vesting over a period of three years at a rate of 1/36th per month , with all options being fully vested in 36 months.

     On July 29, 2005, Edentify, Inc. entered into an employment agreement with Thomas Harkins to be our Chief Operating Officer. Under the terms of his employment agreement, Mr. Harkins has agreed to devote his full time effort to Edentify and will not engage in any competitive work for a period of two years. Edentify agrees to pay Mr. Harkins $12,500 per month plus any increases or bonuses as determined by the Company. In addition to a salary, Mr. Harkins will receive options to purchase a total of 1,250,000 shares of the common stock of the surviving company at varying exercise prices from $0.75 to $5.00 per share. The options vest at a rate of 1.36 of the amount granted per month, with all options being fully vested in 36 months.

NOTE 11: DEVELOPMENT AND SERVICE AGREEMENT

     The Company entered into a Master Services Agreement (the "Services Agreement") with Seisint, Inc.("Seisint") effective October 3, 2005. This Services Agreement provides for Seisint to provide certain services and for Edentify to perform certain duties as outlined in a separate Scope of Work ("SOW") all in connection with supporting our ongoing efforts to assist our customers in the areas of detection and prevention of identification fraud. The Master Services Agreement also provides that a fee will be paid to Seisint as specified in a separate SOW. The term of the Master Services Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one-year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.

     In consideration for the development and implementation of the Company's database server, assessment server(s), and required operating infrastructure within Seisint, and the initial run of the Company's key generation and update service and identity assessment processing service, the Company agreed to pay to Seisint a fee (the "Implementation Fee"). Such Implementation Fee is payable in two equal installments, with the first payment delivered on the effective date of the agreement, and the second payment delivered on or before 30 days from the date of the December 31, 2005 invoice from Seisint. Pursuant to the agreement, the Company paid the amount due upon execution of the agreement and recorded the second payment due as an accrued liability as of December 31, 2005. The Company recorded the entire fee as prepaid expense as of December 31, 2005 and will amortize these costs over the three year contract term as research and development. In consideration for the ongoing services provided to the Company, including the maintenance of the Company's database server and assessment server(s) and all subsequent runs of the Company's key generation and update service and identity assessment processing services, the Company agreed to pay to Seisint fees for 2006, 2007 and 2008, respectively. As of December 31, 2005, the Company's prepaid expense was $1,032,000 which included the transaction above.

     Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master Services Agreement, Seisint is to provide all hardware, operating software (excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers. Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 based on a stepped rate over the three year initial term of the agreement. SOW 1 also provides that the parties will cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement.

     Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.

NOTE 12: LICENSE AGREEMENTS

     On December 9, 2005, we entered into a Scoring Services Agreement with MyPublicInfo ("MPI") whereby MPI will provide us with identity information from their proprietary database for the purpose of having us utilize proprietary databases, processes and information developed by us and/or obtained from third parties to produce an "Identity Score". We will provide MPI with a license to use the "Identity Score" derived utilizing our proprietary scoring methodology, which measures the level of suspicious identity manipulation activity and potential fraud associated with each identity record provided by the Client.

     For grant of the license, MPI undertook to pay us a fee, in two parts: (1) upon execution of the agreement and (2) upon the completion of the 60-day acceptance period which represents the time period allotted to provide a secure interface between the two parties. The Client is entitled to a partial refund of the license fee in the event acceptance is not met. In addition, MPI will pay a fee per month for the scoring service commencing on the date of acceptance and continuing for the term of the agreement. Upon execution of the agreement, the entire license fee was recorded by us as deferred revenue. The non-refundable portion of the up-front fee will be recognized as income ratably over the service agreement term. Upon acceptance of the product or service, the remaining balance of the license fee will also be recognized ratably over the term of the agreement. As of December 31, 2005, we had received the amount due upon execution of the agreement.

NOTE 13: SUBSEQUENT EVENTS

     On January 1, 2006, the Company entered into an employment agreement to engage Kenneth Vennera as general counsel for the Company with the title of Chief Legal Officer. The term of the agreement is for a period of three years and is terminable for cause. In connection with his employment, Mr. Vennera was issued stock and granted options to purchase a total of 1,000,000 shares of our common stock, at exercise prices varying from $0.75 to $4.00 per share, vesting over a period of two years at a rate of 1/24th per month , with all options being fully vested in 24 months. and is eligible for such benefits as are provided to other executives of the Company. Mr. Vennera was also appointed by the Board of Directors as Secretary of the Company by the Board of Directors.

     On January 30, 2006, the Company amended its Distribution Agreement with our subsidiary InfoCenter, Inc. to change the date on which the requirement of filing a registration statement for the distribution of such shares from "January 31, 2006" to "August 31, 2006.

NOTE 14: RESTATEMENTS

     (a) On July 19, 2006, after analyzing the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC"), it was determined that the treatment regarding the acquisition of software technology was inaccurately reflected within in the statement of cash flows included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006, and that, therefore, a restatement of the statement of cash flows for the periods referenced above was required. The Company incorrectly included the fair market value of our common stock issued as part of the consideration for that acquisition.

The effect of the restatements changed the amounts previously reported under cash provided from operating activities and the cash used for investing activities by approximately $806,000 for both the year ended December 31, 2005 and the cumulative period August 27, 2004 through December 31, 2005, respectively.

As a result of the corrections of the errors described above, the Company restated its financial statements included in its Annual Report on Form 10-KSB/A for the period ended December 31, 2005 as follows:

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Year                      For the Year
                                                                      Ended                             Ended
                                                                December 31, 2005   Adjustments   December 31, 2005
                                                                -----------------   -----------   -----------------
                                                                  As Previously
                                                                     Reported                          Restated
Cash flows from operating activities:
   Net loss from continuing operations                            $(2,108,137)                       $(2,108,137)
   Net (loss) / income from discontinued operations               $    (6,705)                       $    (6,705)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                               3,554                              3,554
   Amortization of deferred financing costs                           560,417                            560,417
   Common stock issued for services                                   255,150                            255,150
   Options and Warrants issued for services provided                   86,164(b)                          86,164
   Common stock issued for software technology                        806,082       (806,082)(a)              --
Changes in assets and liabilities:
   Prepaids                                                        (1,009,419)                        (1,009,419)
   Other current assets                                              (130,961)                          (130,961)
   Accounts payable, trade                                              8,984                              8,984
   Payroll tax payable                                                 19,660                             19,660
Deferred revenue                                                       19,444                             19,444
Dividend payable                                                     (165,046)                          (165,046)
   Other liabilities and accrued expenses                             623,473(b)                        623,473
                                                                  -----------                        -----------
   Net cash used in operating activities                           (1,037,340)      (806,082)         (1,843,422)
                                                                  -----------                        -----------
Cash flows from investing activities:
   Purchase of software and verification technology                (1,293,082)       806,082 (a)        (487,000)
   Purchase of property and equipment, net                            (36,445)                           (36,445)
                                                                  -----------                        -----------
   Net cash used in investing activities                          $(1,329,527)       806,082         $  (523,445)
                                                                  -----------                        -----------
Cash flows from financing activities:
   Proceeds from borrowings                                       $ 3,237,160                        $ 3,237,160
   Proceeds from exercising of warrants                               300,000                            300,000
                                                                  -----------                        -----------
   Net cash provided by financing activities                        3,537,160                          3,537,160
                                                                  -----------                        -----------
   Net decrease (increase) in cash and cash equivalents             1,170,293                          1,170,293
Cash and cash equivalents at beginning of period                       71,932                             71,932
                                                                  -----------                        -----------
Cash and cash equivalents at end of period                        $ 1,242,225                        $ 1,242,225
                                                                  ===========                        ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                      $ 6,295,806                        $ 6,295,806
                                                                  ===========                        ===========
   Common stock issued for acquisition of software technology     $   806,082                        $   806,082
                                                                  ===========                        ===========
   Common stock issued in disposition of debt                     $        --                        $        --
                                                                  ===========                        ===========
   Common stock issued for services                               $   255,150                        $   255,150
                                                                  ===========                        ===========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

(b) This amount was included in total acquisition cost of $1,060,065 as originally reported; however, the line item was omitted inadvertently from the statement. This amount was inserted into the "As Previously Reported" column as this was technically reported in the total.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           Cumulative Period                   Cumulative Period
                                                            August 27, 2004                     August 27, 2004
                                                          (inception) through                 (inception) through
                                                           December 31, 2005    Adjustments    December 31, 2005
                                                          -------------------   -----------   -------------------
                                                             As Previously
                                                                Reported                            Restated
Cash flows from operating activities:
   Net loss from continuing operations                       $(2,122,885)                         $(2,122,885)
   Net (loss) / income from discontinued operations          $    (6,705)                         $    (6,705)
Adjustments to reconcile net loss to net cash used in
      operating activities:
   Depreciation of property and equipment                          3,554                                3,554
   Amortization of deferred financing costs                      560,417                              560,417
   Common stock issued for services                              255,150                              255,150
   Warrants issued for services provided                          86,164(b)                            86,164
   Common stock issued for software technology                   806,082        (806,082)(a)               --
Changes in assets and liabilities:
   Prepaids                                                   (1,031,919)                          (1,031,919)
   Other current assets                                         (130,961)                            (130,961)
   Accounts payable, trade                                        18,507                               18,507
   Payroll tax payable                                            19,660                               19,660
Deferred revenue                                                  19,444                               19,444
Dividend payable                                                (160,046)                            (160,046)
   Other liabilities and accrued expenses                        623,473(b)                          623,473
                                                             -----------                          -----------
   Net cash used in operating activities                      (1,060,065)       (806,082)          (1,866,147)
                                                             -----------                          -----------
Cash flows from investing activities:
   Purchase of software and verification technology           (1,293,082)        806,082 (a)         (487,000)
   Purchase of property and equipment, net                       (41,788)                             (41,788)
                                                             -----------                          -----------
   Net cash used in investing activities                      (1,334,870)        806,082          $  (528,788)
                                                             -----------                          -----------
Cash flows from financing activities:
   Proceeds from borrowings                                    3,637,160                          $ 3,637,160
   Proceeds from exercising of warrants                          300,000                              300,000
                                                             -----------                          -----------
   Net cash provided by financing activities                   3,637,160                            3,637,160
                                                             -----------                          -----------
   Net decrease (increase) in cash and cash equivalents        1,242,225                            1,242,225
Cash and cash equivalents at beginning of period                      --                                   --
                                                             -----------                          -----------
Cash and cash equivalents at end of period                   $ 1,242,225                          $ 1,242,225
                                                             ===========                          ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                 $ 6,295,806                          $ 6,295,806
                                                             ===========                          ===========
   Common stock issued for acquisition of software
      technology                                             $   806,082                          $   806,082
                                                             ===========                          ===========
   Common stock issued in disposition of debt                $    10,000                          $    10,000
                                                             ===========                          ===========
   Common stock issued for services                          $   255,150                          $   255,150
                                                             ===========                          ===========

(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

(b) This amount was included in total of $1,060,065; however, the line item was omitted inadvertently from the statement. This amount was inserted into the "As Previously Reported" column as this was technically reported previously in the total.

Management has discussed the above errors and adjustments with its board of directors and its current independent registered public accounting firm and have determined that a restatement is necessary for the periods described above.

                         EDENTIFY, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                                           June 30,
                                                                                             2006
                                                                                       --------------
                                                ASSETS
Current assets:
  Cash                                                                                 $      638,838
  Prepaid expenses                                                                            363,307
  Data implementation, current                                                                333,333
  Other current assets                                                                        132,639
                                                                                       --------------
   Total current assets                                                                     1,468,117
                                                                                       --------------

Property and equipment, net                                                                 1,315,936
                                                                                       --------------

Other assets :
  Intangibles                                                                               2,545,806
  Data implementation, long-term                                                              416,667
                                                                                       --------------
     Total other assets                                                                     2,962,473
                                                                                       --------------

   Total assets                                                                        $    5,746,526
                                                                                       ==============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                     $       58,888
  Line of credit                                                                              127,160
  Notes payable                                                                               260,000
  Payroll taxes payable                                                                           238
  Deferred revenue                                                                            108,889
  Net liabilities of discontinued operations                                                  131,190
  Accrued expenses and other current liabilities                                              882,442
  Current portion of long-term debt, net of discount of $325,000                              575,000
                                                                                       --------------

  Total current liabilities                                                                 2,143,807
                                                                                       --------------

  Long-Term debt , net of discount of $2,206,943                                              643,056
                                                                                       --------------

Total Liabilities                                                                           2,786,863
                                                                                       --------------

Stockholders' equity:
  Common stock, $0.001 par value; 50,000,000 shares authorized;
       18,460,433 shares issued and outstanding                                                18,460
  Common stock subscribed, 6,752,992 shares                                                     6,753
  Additional paid-in capital                                                               10,319,972
  Deficit accumulated during the development stage                                         (7,385,522)
                                                                                       --------------
 Total Stockholders' Equity                                                                 2,959,663
                                                                                       --------------

 Total liabilities and stockholders' equity                                            $    5,746,526
                                                                                       ==============

     SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        EDENTIFY, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                                                                      Cumulative
                                                                                                        Period
                                                              For The Four                         August 27, 2004
                                                              Months Ended       For The Three       (inception)
                                                                June 30,          Months Ended         through
                                                                2005(a)          June 30, 2006       June 30, 2006
                                                             --------------     --------------     ---------------
Revenues:
  Sales, net                                                 $            -     $       23,889     $        26,112
                                                             --------------     --------------     ---------------
Total revenues:                                                           -             23,889              26,112
Cost of sales                                                             -            300,000             608,483
                                                             --------------     --------------     ---------------
Gross profit                                                              -           (276,111)           (582,371)
                                                             --------------     ---------------    ---------------
Operating expenses:
  Research & development                                             24,522             83,334             250,000
  Selling expenses                                                   25,633             74,714             216,677
  General & administrative expenses                                 221,114            925,641           3,024,529
  Depreciation & amortization                                           593             19,960              37,199
                                                             --------------     --------------     ---------------
Total operating expenses                                            271,862          1,103,649           3,528,405
                                                             --------------     --------------     ---------------
Loss from operations                                               (271,862)        (1,379,760)         (4,110,776)
                                                             ---------------    --------------     ---------------
Other income/(expense):
  Other income/(expense)                                               (162)                 -                (162)
  Amortization of debt discount                                    (100,000)          (288,889)         (1,218,056)
  Interest income                                                         -              1,583               4,775
  Interest expense                                                  (17,576)           (60,564)           (222,425)
                                                             ---------------    --------------     ---------------
Total other income /(expense)                                      (117,738)          (347,870)         (1,435,868)
                                                             ---------------    --------------     ---------------
Net loss from continuing operations                                (389,600)        (1,727,630)         (5,546,644)
  Discontinued Operations
  Loss on discontinued operations of subsidiary                     (51,294)           (34,594)            (62,603)
                                                             ---------------    ---------------    ---------------
Net Loss                                                     $     (440,894)    $   (1,762,224)    $    (5,609,247)
                                                             ==============     ==============     ===============
Basic and diluted loss per common share:
  Continued Operations                                       $         (.02)    $         (.07)    $          (.23)
  Discontinued Operations                                    $         (.00)    $          .00     $          (.00)
                                                             --------------     --------------     ---------------
Net Loss per common share                                    $         (.02)    $         (.07)    $          (.23)
                                                             ==============     ==============     ===============
Weighted average shares of common stock outstanding              24,501,425         25,136,315          24,596,425
                                                             ==============     ==============     ===============

(a) DUE TO THE CHANGE IN ACCOUNTING PERIOD FOR THE COMPANY'S WHOLLY-OWNED SUBSIDIARY BUDGETHOTELS, INC., FROM A FISCAL YEAR ENDED NOVEMBER 30 TO A CALENDAR YEAR END, THE COMPANY REPORTED OPERATING RESULTS FOR THE FOUR MONTHS ENDED JUNE 30, 2005.

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        EDENTIFY, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                            Cumulative
                                                                                                              Period
                                                                                                          August 27, 2004
                                                                   For The Six        For The Six           (inception)
                                                                  Months Ended       Months Ended             through
                                                                  June 30, 2005      June 30, 2006         June 30, 2006
                                                                 --------------      --------------       --------------
Revenues:
  Sales, net                                                     $            -      $       25,556       $       26,112
                                                                 --------------      --------------       --------------
Total revenues:                                                               -              25,556               26,112
Cost of sales                                                                 -             600,000              608,483
                                                                 --------------      --------------       --------------
Gross profit                                                                  -            (574,444)            (582,371)
                                                                 --------------      ---------------      ---------------
Operating expenses:
  Research & development                                                 24,522             166,667              250,000
  Selling expenses                                                       25,633             133,094              216,677
  General & administrative expenses                                     316,473           1,743,607            3,024,529
  Depreciation & amortization                                               818              33,645               37,199
                                                                 --------------      --------------       --------------
Total operating expenses                                                367,446           2,077,013            3,528,405
                                                                 --------------      --------------       --------------
Loss from operations                                                   (367,446)         (2,651,457)          (4,110,776)
                                                                 --------------      --------------       --------------
Other income/(expense):
  Other income/(expense)                                                   (142)                  -                 (162)
  Amortization of Debt Discount                                        (125,000)           (657,639)          (1,218,056)
  Interest income                                                             -               3,039                4,775
  Interest expense                                                      (21,309)           (117,701)            (222,425)
                                                                 --------------      --------------       --------------
Total other income /(expense)                                          (146,451)           (772,301)          (1,435,868)
                                                                 --------------      --------------       --------------
Net loss from continuing operations                                    (513,897)         (3,423,758)          (5,546,644)
  Discontinued Operations
  Loss on discontinued operations of subsidiary                         (88,957)            (55,898)             (62,603)
                                                                 --------------      ---------------      --------------
Net Loss                                                         $     (602,854)     $   (3,479,656)      $   (5,609,247)
                                                                 ==============      ===============      ==============
Basic and diluted loss per common share:
  Continued Operations                                           $         (.02)     $         (.14)      $         (.23)
  Discontinued Operations                                        $         (.00)     $          .00       $         (.00)
                                                                 --------------      --------------       --------------
Net Loss per common share                                        $         (.02)     $         (.14)      $         (.23)
                                                                 ==============      ==============       ==============
Weighted average shares of common stock outstanding                  24,501,425          24,994,769           24,596,425
                                                                 ==============      ==============       ==============


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        EDENTIFY, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                                 Cumulative
                                                                                                                   Period
                                                                                   For the        For the     August 27, 2004
                                                                                  Six Months     Six Months     (inception)
                                                                                    Ended          Ended          through
                                                                                June 30, 2005  June 30, 2006   June 30, 2006
                                                                                -------------  -------------  ---------------
                                                                                (as restated)
                                                                                -------------
Cash flows from operating activities:
  Net loss from continuing operations                                           $    (513,897) $  (3,423,758) $    (5,546,643)
  Net loss from discontinued operations                                               (88,957)       (55,898)         (62,603)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization of property and equipment                                 818         33,645           37,199
  Amortization of debt discount                                                       125,000        657,639        1,218,056
  Stock options issued for services                                                         -        639,044          725,208
  Common stock issued for prepaid investor relations fees                                   -              -          255,150
  Common stock issued for directors' fees                                                   -          9,000            9,000
  Declaration of dividend payable on spin-off of subsidiary, net                       21,958              -                -
Changes in assets and liabilities:
  Prepaid expenses                                                                    (25,281)       331,712         (700,207)
  Accounts receivable                                                                  (8,121)             -                -
  Other current assets                                                                      -         (1,678)        (132,639)
  Accounts payable                                                                     63,992         40,381           58,888
  Payroll tax payable                                                                  10,050        (19,422)             238
  Deferred revenue                                                                          -         89,445          108,889
  Distribution payable                                                                      -         55,898         (104,148)
  Accrued expenses and other current liabilities                                      225,053        258,869          882,342
                                                                                -------------  -------------  ---------------
  Net cash used in operating activities                                              (189,385)    (1,385,123)      (3,251,270)
                                                                                -------------  -------------  ---------------
Cash flows from investing activities:
  Purchase of software and verification technology                                   (538,829)             -         (487,000)
  Purchase of property and equipment, net                                             (30,048)       (18,264)         (60,052)
                                                                                -------------  -------------  ---------------
  Net cash used in investing activities                                              (568,877) $     (18,264)        (547,052)
                                                                                -------------  -------------  ---------------
Cash flows from financing activities:
  Proceeds from borrowings                                                          1,060,000  $     800,000        4,137,160
  Proceeds from exercising of warrants                                                      -              -          300,000
                                                                                -------------  -------------  ---------------
  Net cash provided by financing activities                                         1,060,000        800,000        4,437,160
                                                                                -------------  -------------  ---------------
  Net increase (decrease) in cash and cash equivalents                                301,738       (603,387)         638,838
Cash and cash equivalents at beginning of period                                       71,932      1,242,225                -
                                                                                -------------  -------------  ---------------
Cash and cash equivalents at end of period                                      $     373,670  $     638,838  $       638,838
                                                                                =============  =============  ===============
Supplemental disclosures of non-cash investing and financing activities:
  Acquisition of intangible                                                     $           -  $           -  $     2,545,806
                                                                                =============  =============  ===============
  Common stock issued for acquisition of software technology                    $           -  $           -  $       806,082
                                                                                =============  =============  ===============
  Common stock issued in disposition of debt                                    $           -  $           -  $        10,000
                                                                                =============  =============  ===============
  Common stock issued for prepaid investor relations fees                       $           -  $     413,000  $       668,150
                                                                                =============  =============  ===============
  Common stock issued for directors' fees                                       $           -  $       9,000  $         9,000
                                                                                =============  =============  ===============
  Common stock options issued for services                                      $           -  $     639,044          725,208
                                                                                =============  =============  ===============
  Common stock warrants issued as a debt discount                               $     900,000  $     800,000  $     3,750,000
                                                                                =============  =============  ===============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  EDENTIFY, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)
              Notes to Unaudited Consolidated Financial Statements

NOTE 1: COMPANY DESCRIPTION

      Edentify, Inc. ("Edentify") was formed in August 2004 with the objective of becoming a leader in the development and deployment of data analysis technology-based solutions for the prevention of identity theft and fraud. It is currently a later development stage company. Edentify will seek to accomplish its goals by analyzing the means through which these crimes are perpetrated and through the development of new technologies and procedures to assist corporations, government agencies and consumers in the fight against identity fraud and related crime.

      Currently, Edentify owns the intellectual property rights to two strategic approaches for the detection and prevention of identity fraud, one based on information-based data analysis and monitoring, and the other on biometrics. The first of these, carried on through our wholly-owned subsidiary, Edentify Inc. (Delaware), is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). The second approach uses biometrics, and is marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), combining face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000.

      Edentify markets each technology through channel partners. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

NOTE 2: REORGANIZATION

      On February 29, 2005, BudgetHotels Networks, Inc., a Nevada corporation ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of our common stock and Share Rights Certificates entitling the former stockholder of Edentify to acquire additional shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Exchange"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent (which amount was subsequently released to Budget), and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on or before July 31, 2005. This amount was paid to Budget in July 2005.

      Upon the reverse split becoming effective, Budget was required to issue a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the reverse split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, had a total of approximately 24,501,000 shares of common stock subscribed, although approximately 6,752,992 of these shares have not, as yet, been issued due to ministerial delays.

      The Exchange resulted in the owners and management of Edentify having effective operating control of the combined entity after the Acquisition, with the existing Budget investors continuing as only minority investors.

      Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

NOTE 3: BASIS OF PRESENTATION

      The accompanying condensed consolidated financial statements as of June 30, 2006 and for the three and six months ended June 30, 2006 and for the cumulative period August 27, 2004 (inception) through June 30, 2006 are unaudited. The above mentioned financial statements include the accounts of Edentify, Inc., (the "Company") a Nevada corporation, and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

      The interim condensed consolidated financial statements and notes thereto are presented as permitted by the Securities and Exchange Commission (SEC) and do not contain certain information which will be included in our annual consolidated financial statements and notes thereto.

      These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the SEC on March 30, 2006 and as amended and filed on August 4, 2006.

NOTE 4: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

      The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

      The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition, whereby persuasive evidence of arrangement exists, delivery of the product or service has occurred, the fee is fixed and determinable, acceptance has occurred and collectibility is probable.

      The Company may enter into service agreements with its clients whereby the Company will receive up-front license fees for granting use of the Company's proprietary software. Any non-refundable portion of these license fees received upon execution of these agreements would be recognized ratably over the service agreement term. The remaining portion of the up-front license fee would also be recognized ratably over the term of the agreement only after acceptance has occurred. In the event the contract term is infinite, the up-front fee would be recognized systematically over the period fees are estimated to be earned.

CASH & CASH EQUIVALENTS

      For purposes of cash flow, cash consists of unrestricted cash balances held at regional banks.

RESTRICTED CASH

      Included in Other Current Assets is restricted cash in the amount of $130,000 which is held in an interest bearing certificate of deposit used as collateral for a loan that was assumed during the reverse take-over.

PROPERTY AND EQUIPMENT

      Property and Equipment is stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful life of the assets (3 to 10 years).

INTANGIBLES

      Intangible assets are stated at cost. Amortization is provided using the straight-line method, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology. The Company has not yet begun utilizing the benefit of the software. As a result, we have not commenced amortization of the cost of this software.

      After further development of this technology, and / or at the commencement of sales of products using this technology, the Company will begin to amortize, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.

INCOME TAXES

      Edentify, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

      Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carry-forward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carry-forwards may be subject to an annual limitation generally determined by multiplying the value of the Company on the date of the ownership change by the federal long-term tax exempt rate. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carry-forward period.

      Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at June 30, 2006.

COMMON STOCK SUBSCRIBED

      Included in our total stock outstanding is 6,752,992 shares that have been subscribed for but which have not been issued due to ministerial delays.

STOCK BASED COMPENSATION

      In connection with offers of employment to our executives as well as in consideration for agreements with certain consultants, the Company has issued warrants to acquire its common stock. Non-employee awards are made in the discretion of the Board of Directors.

      Such warrants may be exercisable at varying exercise prices currently ranging from $0.75 to $5.00 per share of common stock and with vesting ranging from two to three years (generally concurrent with service periods for grants to employees). Currently, only certain of the grants contain a provision whereby they become immediately exercisable upon a change of control.

      Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R. Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The Company adopted the provisions of FAS 123R using a modified prospective application. Under this method, compensation cost is recognized for all share-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption. Prior periods are not revised for comparative purposes. Because the Company previously adopted only the pro forma disclosure provisions of SFAS 123, it will recognize compensation cost relating to the unvested portion of awards granted prior to the date of adoption, using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS 123, except that forfeitures rates will be estimated for all options, as required by FAS 123R. The cumulative effect of applying the forfeiture rates is not material. FAS 123R requires that excess tax benefits related to stock options exercises be reflected as financing cash inflows instead of operating cash inflows.

      The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatility is based on the historical volatility of the price of the Company stock. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option. The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates. The estimated per share weighted average grant-date fair values of stock options granted during the three and six months ended June 30, 2005 and 2006, were $0.29 and $0.41, respectively. The fair values of the options granted were estimated based on the following weighted average assumptions:

                                     Six months ended June 30,
                                    2005                   2006
                                   -------              ----------
Expected volatility                    196%             177% - 195%
Risk-free interest rate               4.37%             4.3% - 4.6%
Expected dividend yield                  -                       -
Expected life                      3 years                 3 years

Employee stock option activity during the three months and six months ended June 30, 2006 is as follows:

                                                                 Weighted
                                                    Weighted      average
                                                     Average     remaining    Aggregate
                                      Number of     Exercise    contracted    intrinsic
                                    Options (000)     price    term (years)   value (000)
                                    -------------   --------   ------------   -----------
Outstanding at January 1, 2006         1,303        $   2.78
Options granted                          604            2.78
Options exercised                          -               -
Options forfeited                          -               -
                                       -----        --------
Outstanding at March 31, 2006          1,907        $   2.78          -           725
                                       =====        ========       ====         =====
Options granted                          711            2.78
Options exercised                          -               -
Options forfeited                          -               -
                                       -----        --------
Outstanding at June 30, 2006           2,618        $   2.78          -         1,034
                                       =====        ========       ====         =====
Options exercisable at June 30,
2006                                   2,618        $   2.66       8.50         1,034
                                       =====        ========       ====         =====

      Non-Employee stock option activity during the three months and six months ended June 30, 2006 is as follows:

                                                              Weighted
                                                  Weighted    average
                                                  Average    remaining   Aggregate
                                   Number of     Exercise   contracted   intrinsic
                                 Options (000)    price    term (years)  value (000)
                                 -------------   --------  ------------  -----------
Outstanding at January 1, 2006         417       $   2.78
Options granted                        125           2.78
Options exercised                        -               -
Options forfeited                        -               -
                                       ---       --------
Outstanding at March 31, 2006          542       $   2.78       3.6          $69
                                       ===       ========       ====         ===
Options granted                        125           2.78
Options exercised                        -              -
Options forfeited                        -              -
                                       ---       --------
Outstanding at June 30, 2006           667       $   2.78       3.6          $69
                                       ===       ========       ====         ===
Options exercisable at June 30,
2006                                   667       $   2.66       3.6          $69
                                       ===       ========       ====         ===

      Total stock based compensation, which is included in general and administrative expenses, was $351,735 and $639,044 for the three-months and six months ended June 30, 2006, respectively.

      As of June 30, 2006 there was $2,500,329 unrecognized compensation cost related to unvested share-based awards. That cost is expected to be recognized over the remaining weighted average vesting period of the options, which is
4.1 years.

      The impact on the Company's results of operations of recording share-based compensation for the six-months ended June 30, 2006 was to increase general and administrative expenses by approximately $297,000 and reduce earnings per share by $0.01 per basic and diluted share.

      Prior to the adoption of FAS 123R, the Company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 issued in March 2000 ("FIN 44"), to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amended FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.

      The following table illustrates the effect on the net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based compensation prior to January 1, 2006:

                                                                                       Six Months            Four Months
                                                                                   Ended June 30, 2005    Ended June 30, 2005
                                                                                      (in thousands)         (in thousands)
Net loss                                                                                 $  (603)              $  (441)
Add stock-based employee compensation expense (recovery) included
in reported net income (loss)                                                                  -
Deduct total stock-based employee compensation expense determined
under fair value based method for all awards, net of tax                                    (251)                 (167)
                                                                                         -------               -------
Pro forma net loss                                                                          (854)                 (608)
                                                                                         =======               =======

Pro forma net loss per common share (Basic and diluted)                                     (.03)                 (.02)
Weighted average common shares outstanding: Basic and diluted                             24,501                24,501
                                                                                         =======               =======
Net loss per common share basic and diluted                                              $  (.02)              $  (.02)
                                                                                         =======               =======

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

The Company computes net income (loss) per share in accordance with FSAS No. 128 "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury method and convertible preferred shares using the if-converted method. In computing diluted EPS, the average share price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

COMPREHENSIVE INCOME (LOSS)

SFAS No. 130 "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of June 30, 2006, the company has no items that represent a Comprehensive loss in the financial statements.

FINANCIAL INSTRUMENTS

The fair values of cash, accounts receivable, accounts payable, accrued liabilities, notes payable, line of credit, and long-term debt approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

FOREIGN CURRENCY TRANSLATION

The functional and reporting foreign currency is the United States dollar. Foreign currency transactions are occasionally undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-measured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not entered into derivative instruments to offset the impact of foreign currency fluctuations.

CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES

The debenture issuances and related embedded conversion features and warrants issuances were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27: Application of issue No. 98-5 to certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method. Any discount derived from determining the fair value of the warrants is amortized over the remaining life of the debenture. The unamortized discount upon the conversion of the debentures is expensed on a pro-rata basis.

RECLASSIFICATIONS

Certain items in the June 2005 Consolidated Financial Statements have been reclassified in order to conform to the 2006 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

      In February 2006, the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155") - an amendment of FASB Statements No. 133 and 140. SFAS 155 amends FAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"), to permit fair value re-measurement of any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Additionally, FAS 155 seeks to clarify which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and to clarify that concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of this standard will have a material impact on its financial condition or the results of its operations.

NOTE 5: DISCONTINUED OPERATIONS

      In connection with the acquisition transaction with Budgethotels Network ("Budget"), Budget executed a Distribution Agreement with its subsidiary, InfoCenter, Inc. ("InfoCenter") through which Budget carried on its then-current operating business activities, pursuant to which, Budget agreed to distribute the shares of InfoCenter to the stockholders of record of Budget as of March 29, 2006. The distribution is intended, but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by the directors of InfoCenter. Under the terms of the Distribution Agreement, as amended, the distribution is required to be completed by August 31, 2006.

      Total loss related to the discontinued operations of InfoCenter were $34,594 and $51,294 and $55,838 and $88,957 for the three and six months ended June 30, 2006 and 2005, respectively.

      The operations of our subsidiary, InfoCenter, Inc., have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America ("US GAAP").

NOTE 6: PROPERTY AND EQUIPMENT

      Property and equipment at cost, consisted of the following at June 30, 2006:

                                           June 30,
                                            2006
                                         ----------
Computer equipment and software          $   35,221
Furniture and fixtures                       18,410
Office equipment and telephone system         6,422
Verification technology                   1,293,082
                                         ----------
                 Total                   $1,353,135
Less: accumulated depreciation              (37,199)
                                         ----------
                 Total net assets        $1,315,936
                                         ==========

      Depreciation expense was $19,960 and $593 for the three months ended June 30, 2006 and 2005, respectively and $33,645 and $818 for the six months ended June 30, 2006 and 2005, respectively.

      On March 31, 2005 the Company entered into an agreement to purchase software and verification technology for cash, debt, and securities. The aggregate consideration to be paid for the technology will be $100,000 cash plus 4.767% of the issued and outstanding shares of common stock, warrants to purchase an additional 41.67% of the number of shares issued to such recipients of the stock (representing 4.767% of the issued and outstanding common stock of the corporation), an assumption of debt totaling $127,000 (See Note 9), and a convertible note agreement for $260,000 as more fully described in Note 8. At December 31, 2005, all amounts due in respect hereof were paid in full. The Company valued total consideration for the software as follows:

Cash                                   $     100,000
Stock valuation                              805,522
Debt assumption                              127,000
Convertible note                             260,000
Warrants                                         560
                                       -------------
Total consideration                    $   1,293,082
                                       =============

NOTE 7: OTHER INTANGIBLE ASSETS

      On August 29, 2005, the Company's wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with face2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology.

      As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

      As part of the same transaction, InMotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies.

      As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, The Company issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

      Under EITF 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, the Company recorded the issuance and delivery of the 2,500,000 shares of the Company's common stock and 1,000,000 warrants as an investment in the licensed technology as the performance criteria of executing the agreement were met as of December 31, 2005. The Company will record the remaining delivery of 5,000,000 shares of common stock as follows: 1) 2,500,000 shares upon acceptance of the product by the Company at the fair value of the Company's stock at the date of acceptance 2) 2,500,000 shares upon the closing of s sublicense or other agreement between the Company and a customer relating to the product at the fair value of the Company's common stock at the date this requirement is met. Accordingly, the Company has recorded this licensed technology of $2,545,806 under the caption "Intangibles" as of June 30, 2006.

      The Company valued total consideration for the software as follows:

Common Stock                            $  1,875,000
Warrants                                     670,806
                                        ------------
Total Consideration                     $  2,545,806
                                        ============

      The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method. The carrying amount of intangibles is reviewed for recoverability when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recovered.

NOTE 8: LONG TERM DEBT

Long-term notes payable at June 30, 2006 consisted of the following:

Convertible Debentures                                                          $  3,750,000
Less Un-amortized discounts                                                       (2,531,944)
                                                                                ------------
Total debt, net                                                                    1,218,056
Less Current portion of long-term debt, net                                         (575,000)
                                                                                ------------
Total long-term debt, net                                                       $    643,056
                                                                                ============

      On December 31, 2004, the Company issued an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $300,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009. On December 10, 2005, the debenture holders exercised 2,000,000 warrants for which the Company received gross proceeds of $300,000. The convertible debenture was issued with a $300,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      On April 21, 2005, we issued an aggregate of $600,000 in principal amount of 8% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement for aggregate proceeds of $600,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21 2010. The convertible debenture was issued with a $600,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      On August 29, 2005, we issued an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010. The convertible debenture was issued with a $1,000,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      On December 10, 2005, we issued an aggregate of $ 1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2008, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010. The convertible debenture was issued with a $1,050,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the three year life of the debenture.

      On May 15, 2006, we issued an aggregate of $ 800,000 in principal amount of 6% senior convertible debentures due on May 15, 2009, and warrants to receive an aggregate of 1,600,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 1,600,000 shares of common stock at a price of $0.50 per share at any time commencing on May 15, 2006 through May 15, 2011. The convertible debenture was issued with an $800,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the three year life of the debenture.

      As of June 30, 2006, the debenture holders and lenders had not converted any portion of their note or debentures.

      The convertible debentures noted above were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27:
Application of issue No. 98-5 to certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method.

NOTE 9: NOTES PAYABLE

      On April 28, 2005 we issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006. The Company prepaid interest in the amount of $26,000 to the lender. The lender has the right to convert the unpaid principal amount into shares of Company's common stock at a price per share of $1.00 on a post-1-for-10 reverse split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due. The company has attempted to contact the lender regarding conversion or repayment.

NOTE 10: LINE OF CREDIT

      In connection with the Company's purchase of software and verification technology (See Note 5 above), the Company, in September 2005 entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and the Company is required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (8.0% as of June 30, 2006). The company was required to pay $127,000 into a cash collateral account as required by the terms of the note agreement. The Company has accounted for this amount as an "other current asset" as of June 30,2006.

NOTE 11: CONSULTING AGREEMENT

      On September 19, 2005, the Company entered into a one year consulting agreement with Redwood Consultants, LLC to assist the Company with its investor relations activities. Redwood Consultants is a full-service investor relations firm headquartered in Novato, Calif., Redwood Consultants specializes in creating credible awareness of its clients' corporate potential to the financial community through communications with analysts, market makers, institutions, retail stockbrokers, and individual investors nationwide. In consideration for entering into this agreement, the Company agreed to issue 700,000 shares of its common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement. In 2005, the Company recorded the initial issuance of 350,000 shares as prepaid investor relations of $255,150 based upon the fair value of the Company's common stock upon the date of the agreement and will incur expense ratably over the term of the agreement. During the second quarter 2006, the Company recorded the remaining issuance of 350,000 shares also as prepaid investor relations of $413,000 based upon the fair value of the Company's common stock and will incur expense ratably over the term of the agreement.

NOTE 12: EMPLOYMENT AGREEMENTS

      Effective on April 29, 2005, we assumed the employment contract with Terrence DeFranco, who was appointed by our Board as the Chief Executive Officer and Chairman effective upon the closing of the Acquisition. The term of the agreement is for a period of three years and is terminable for cause. In connection with his employment, Mr. DeFranco was granted options to purchase a total of 1,250,000 shares of our common stock, at exercise prices varying from $0.75 to $5.00 per share vesting over a period of three years at a rate of 1/36th per month , with all options being fully vested in 36 months.

      On July 29, 2005, Edentify, Inc. entered into an employment agreement with Thomas Harkins to be our Chief Operating Officer. Under the terms of his employment agreement, Mr. Harkins has agreed to devote his full time effort to Edentify and will not engage in any competitive work for a period of two years. Edentify agrees to pay Mr. Harkins $12,500 per month plus any increases or bonuses as determined by the Company. In addition to a salary, Mr. Harkins will receive options to purchase a total of 1,250,000 shares of the common stock of the company at varying exercise prices from $0.75 to $5.00 per share. The options vest at a rate of 1/36 of the amount granted per month, with all options being fully vested in 36 months.

      On January 1, 2006, the Company entered into an employment agreement to engage Kenneth Vennera as general counsel for the Company with the title of Chief Legal Officer. The term of the agreement is for a period of three years and is terminable for cause. In connection with his employment, Mr. Vennera was issued stock and granted options to purchase a total of 1,000,000 shares of our common stock, at exercise prices varying from $0.75 to $4.00 per share, vesting over a period of two years at a rate of 1/24th per month, with all options being fully vested in 24 months and is eligible for such benefits as are provided to other executives of the Company. Mr. Vennera was also appointed by the Board of Directors as Secretary of the Company by the Board of Directors.

NOTE 13: EQUITY TRANSACTIONS

      The Company recognized expense for the issuance of common stock with a market value of $639,044 as of the date of issuance to Terrence DeFranco, Thomas Harkins and Kenneth Vennera pursuant to their employment agreements. Also, the Company issued common stock with a market value of $12,000 as of the date of issuance to its directors in payment of their fees pursuant to the Director Compensation plan adopted by the Company.

NOTE 14: DEVELOPMENT (DATA IMPLEMENTATION) AND SERVICE AGREEMENT

      The Company entered into a Master Services Agreement (the "Services Agreement") with Seisint, Inc. ("Seisint") effective October 3, 2005. This Services Agreement provides for Seisint to provide certain services and for Edentify to perform certain duties as outlined in a separate Scope of Work ("SOW") all in connection with supporting our ongoing efforts to assist our customers in the areas of detection and prevention of identification fraud. The Master Services Agreement also provides that a fee will be paid to

Seisint as specified in a separate SOW. The term of the Master Services Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one-year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.

      In consideration for the development and implementation of the Company's database server, assessment server(s), and required operating infrastructure within Seisint, and the initial run of the Company's key generation and update service and identity assessment processing service, the Company agreed to pay to Seisint a fee (the "Implementation Fee"). Such Implementation Fee is payable in two equal installments, with the first payment delivered on the effective date of the agreement, and the second payment delivered on or before 30 days from the date of the December 31, 2005 invoice from Seisint. Pursuant to the agreement, the Company paid the first payment due upon execution of the agreement and has also paid the second payment that was due December 31, 2005. The Company recorded the entire fee as a prepaid expense as of December 31, 2005 and will amortize these costs over the three year contract term as research and development. In consideration for the ongoing services provided to the Company, including the maintenance of the Company's database server and assessment server(s) and all subsequent runs of the Company's key generation and update service and identity assessment processing services, the Company agreed to pay to Seisint fees for 2006, 2007 and 2008, respectively. As of June 30, 2006, the Company's prepaid expense was $750,000 which included the transaction above.

      Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master Services Agreement, Seisint is to provide all hardware, operating software (excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers. Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 based on a stepped rate over the three year initial term of the agreement. SOW 1 also provides that the parties will cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement.

      Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.

NOTE 15: LICENSE AGREEMENTS

      On December 9, 2005, the Company entered into a Scoring Services Agreement ("SS Agreement") with a financial institution ("Client") whereby the Company's client will provide the Company with identities from Client's proprietary database for the purpose of having the Company utilize proprietary databases, processes and information developed by the Company and/or obtained from third parties to produce an "Identity Score". The Company will provide the "Identity Score" using its proprietary scoring methodology, which measures the level of suspicious identity manipulation activity and potential fraud associated with each identity record provided by the Client.

      For grant of the license, the Client shall pay the Company the sum of $30,000 payable as follows: $20,000 upon execution of the SS Agreement and $10,000 upon the completion of the 60 day acceptance period which represents the time period allotted to provide a secure interface between the two parties. In the event acceptance is not met, the Client would be entitled to a 50% refund of the initial payment of $20,000 or $10,000. In addition, the Client will pay $2,500 per month for the Scoring service for a term of three years. Upon execution of the SS Agreement, the Company recorded the entire $30,000 as deferred revenue. The non-refundable portion of the up-front fee or $10,000 will be recognized into income of the SS Agreement term. Upon acceptance of the product or service, the remaining $20,000 will also be recognized ratably over the term of the agreement.

NOTE 16: MARKETING AGREEMENT

      On April 7, 2006 (the "Effective Date"), the Company entered into a Marketing Agreement (the "Marketing Agreement") with Trilegiant Corporation (an Affinion group member) whereby Trilegiant agrees to market, on a non-exclusive basis, our products to members of its membership programs (including, but not limited to, PrivacyGuard, PC Safety, ID Secure, Identity Sweep, Hotline and any program(s) established by Trilegiant on or subsequent to the Effective Date). The term of the agreement is for five (5) years, renewable for successive twelve month terms thereafter. Trilegiant is obligated to pay the Company a license fee, in part payable within thirty (30) days of the Effective Date; and an equal amount payable on each anniversary date of the Effective Date during the Term. In addition, Trilegiant is required to pay the Company, on the fifteenth (15th) business day of each calendar month during the term, monthly fees in respect of active Members of Trilegiant Edentify Programs as of the immediately preceding calendar month. The Marketing Agreement provides for a mutual non-compete and non-solicitation provisions that prevents either the Company or Trilegiant from selling directly to certain specified customers and competitors of the respective parties. The Company is required to meet certain service level standards described in more detail in the Marketing Agreement. The Marketing Agreement also contains a provision protecting the confidentiality of proprietary information of the parties. Customer service for Trilegiant members is to be provided through Trilegiant's customer service department. The Marketing Agreement also provides for customary indemnification provisions and protection of intellectual property rights. Liability for either party under the Marketing Agreement, related to breaches, performance, non-performance, acts or omissions is limited to a monetary cap.

NOTE 17: RESTATEMENT

      (a) On July 19, 2006, after analyzing the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC"), it was determined that the treatment regarding the acquisition of software technology was inaccurately reflected within in the statement of cash flows included in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, and that, therefore, a restatement of the statement of cash flows for the periods referenced above was required. The Company incorrectly included the fair market value of its common stock issued as part of the consideration for that acquisition.

      The effect of the restatements changed the amounts previously reported under cash provided from operating activities and the cash provided by investing activities by approximately $806,082 for the six months ended June 30, 2005.

      As a result of the corrections of the errors described above, the Company has restated its financial statements included in this Quarterly Report on Form 10-QSB as follows:

                        EDENTIFY, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   For the Six                      For the six
                                                                                   Months Ended                    Months Ended
                                                                                  June 30, 2005    Adjustments     June 30, 2005
                                                                                  -------------    -----------     -------------
                                                                                  As Previously
                                                                                     Reported                        Restated
Cash flows from operating activities:
  Net loss from continuing operations                                             $     (513,897)                  $     (513,897)
  Net loss from discontinued operations                                                  (88,957)                         (88,957)
Adjustments to reconcile net loss to net cash used in  operating activities:
  Depreciation of property and equipment                                                     818                              818
  Amortization of deferred financing costs                                               125,000                          125,000
  Declaration of dividend payable on spin-off of subsidiary, net                          21,958                           21,958
Changes in assets and liabilities:
  Prepaids                                                                               (25,281)                         (25,281)
  Accounts receivable, trade                                                              (8,001)                          (8,001)
  Accounts receivable, related party                                                        (120)                            (120)
  Accounts payable, trade                                                                 63,992                           63,992
  Payroll tax payable                                                                     10,050                           10,050
  Deferred revenue                                                                             -                                -
  Dividend payable                                                                             -                                -
  Other liabilities and accrued expenses                                               1,031,135    (806,082) (a)         225,053
                                                                                  --------------                   --------------
  Net cash provided by (used in) operating activities                                    616,697    (806,082)            (189,385)
                                                                                  --------------                   --------------
Cash flows from investing activities:
  Purchase of software and verification technology                                    (1,344,911)    806,082  (a)        (538,829)
  Purchase of property and equipment, net                                                (30,048)                         (30,048)
                                                                                  --------------                   --------------
  Net cash used in investing activities                                           $   (1,374,959)    806,082       $     (568,877)
                                                                                  --------------                   --------------
Cash flows from financing activities:
  Proceeds from borrowings                                                        $    1,060,000              (a)  $    1,060,000
                                                                                  --------------                   --------------
  Net cash provided by financing activities                                            1,060,000                        1,060,000
                                                                                  --------------                   --------------
  Net increase in cash and cash equivalents                                              301,738                          301,738
Cash and cash equivalents at beginning of period                                          71,932                           71,932
                                                                                  --------------                   --------------
Cash and cash equivalents at end of period                                        $      373,670                   $      373,670
                                                                                  ==============                   ==============


(a) Includes restatement adjustments for the cash flow effect of the acquisition of software technology, as described above.

NOTE 18: SUBSEQUENT EVENTS

      The Senior Secured Convertible Debentures issued by the Company in its securities offerings in December, 2004, April, 2005, September, 2005 and December, 2005 contained a provision that mandated the effectiveness of a registration statement registering the common stock issuable to the investors upon conversion of the debentures and in connection with the exercise of the warrants issued in each offering. The Company's registration statement filed pursuant to the Securities Act of 1933 Act to register the resale of this common stock has not as yet been declared effective by the U.S. Securities and Exchange Commission ("SEC"), and therefore, this condition of default may have been triggered, although no investor had, to date, sought enforcement of such default and for which the Company believes it has defenses to this provision's validity. The Company obtained a written waiver letter from each of the affected debenture holders memorializing their intention not to enforce this condition. The Company did not incur any liquidated damages as a result of the waiver by investors.

      On July 3, 2006, the Company issued 12,000 shares of stock to their Board of Directors pursuant to the terms established by the Board, effective January 1, 2006. Under the terms, each Board member is to receive compensation in the amount of $6,000 per quarter. Of the $6,000 quarterly compensation, half is paid in cash and the other half is paid with Company stock using the value of the stock at the close of business on the last day of the calendar quarter. As of June 30, 2006 the stock closed at $1.00 per share resulting in the payment of 3,000 shares for each of the four Directors or 12,000 shares.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     On August 4, 2006, we retained the services of Withum Smith & Brown, P.C., independent certified public accountants, a member of HLB International. Withum is located in Princeton, New Jersey, with offices in Newtown, Bucks County, Pennsylvania This change was due to the change in location of our headquarters from Canada to Bethlehem following the reverse acquisition with Budget hotels Network, Inc. Cinnamon, Jang, Willoughby & Company ("CJW") is located in Burnaby, British Columbia, Canada.

     CJW's reports for the last two fiscal years ending December 31, 2004 and 2005 did not contain any adverse opinion, going concern opinion, disclaimer of opinion or were modified in any way. There were no disagreements with CJW as to any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

     We provided to CJW a copy of our disclosure on Form 8-K and requested that it furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not CJW agreed with the above statements relating to the relationship with CJW, and, if not, stating the respects in which it did not agree.

     CJW's letter to the Securities and Exchange Commission is attached as an exhibit to our report on Form 8-K filed on August 4, 2006.

     As a result of discussions with the Securities Exchange Commission (the "Commission") we have agreed that a change of accountants occurred as a result of the decision to retain Cinnamon Jang Willoughby & Company, the auditors of Budgethotels Network, Inc., as our auditors following the reverse acquisition transaction with Budgethotels Network, Inc. reported in Item 1.01 of our report on Form 8-K filed with the Commission on April 29, 2005 (the "Reverse Acquisition") which was effective July 13, 2005. As a result of the Reverse Acquisition, therefore, Goodman & Company, CPAs, Edentify, Inc.'s auditors while it was a private company, ceased providing services to Edentify and at no time following the Reverse Acquisition has provided any auditing or other services to us.

     Goodman & Company's reports from inception of the private company, Edentify, Inc. through December 31, 2004 did not contain any adverse opinion, disclaimer of opinion or was modified in any way. There were no disagreements with Goodman & Company as to any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure.

     We provided to Goodman & Company a copy of the disclosures made in our Form 8-K/A and requested that Goodman & Company furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not Goodman & Company agrees with the above statements relating to the relationship with Goodman & Company and if not, stating the respects in which it did not agree.

     Goodman & Company's letter to the Securities and Exchange Commission is attached as an exhibit to our report on Form 8-K/A filed on June 16, 2006.

                              AVAILABLE INFORMATION

     We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 100 F. Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a WorldWideWebsite that provides access to reports, proxy and information statements and other information regarding registrants that file electronically with the address http://www.sec.gov.

                                       33